"Option to Renew": (Article 1) "Base Rent": (Article 2) "Lease Rate": (Article 2) "Net Lease": "Prepaid Rent": (Article 2) "Permitted Use": (Article 3) "Address of Tenant": (Article .lQ) #96319073v33 Tenant shall have four (4) five (5) year options to renew at rent calculated in accordance with Section 1.4 hereof. Beginning on the Commencement Date until the second (2nd) anniversary of the Commencement Date, a monthly amount equal to $793,975.20. 7 .5% annual rate. Landlord and Tenant acknowledge and agree that this is an "absolute triple net lease" and that Landlord shall receive the Base Rent during the Term, free from all charges, assessments, impositions, expenses and deductions of any and every kind or nature whatsoever relating to the Leased Property. Landlord shall have no obligations relating to the repair, maintenance or operation of the Leased Property, or any part thereof. Tenant shall be solely responsible for same. An amount equal to $19,055,404.88. The Leased Property shall be used in compliance with the Standards (as defined herein) and solely for the purposes of the operation and maintenance of a controlled environmental agriculture facility to produce and sell crops or other plant material (and associated and ancillary products) produced at the Facility, and for incidental uses related thereto, and for no other use or purpose, in each such case, to the extent Tenant remains in compliance with current zoning for the Site and all Applicable Laws. AppHarvest Berea Farm, LLC 500 Appalachian Way Morehead, KY 40351 Attention: Jonathan Webb, CEO and Loren Eggleton, CFO E-mail: [***] With a copy to: Cooley LLP 11951 Freedom Drive, Suite 1400 Reston, VA 20190 Attention: John G. Lavoie E-mail: [***] 3

"Address of Landlord": (Article 10) #96319073v33 c/o Mastronardi Produce - USA, Inc. 28700 Plymouth Road Livonia, Michigan 48150 Attention: David Einstandig, SVP and General Counsel E-mail: [***] and: c/o Mastronardi Produce Limited 2100 Road 4 East Kingsville, ON N9Y 2E5 Canada Attention: Richard Ball, CFO E-mail: [***] With a copy to: Davis Polk & Wardwell LLP 450 Lexington A venue New York, New York 10017 Attention: Leonard Kreynin and Brian D. Hirsch E-mail: [***] 4

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the day and year first above written. LANDLORD MASTRONARDI BEREA LLC, a Delaware limited liability company By: __________ _ Name: Title: TENANT APPHARVEST BEREA FARM, LLC, a Delaware limited liability company By: AppHarvest Operations, Inc., a Delaware public benefit corporation Its: Sole Member By: /s/ Loren Eggleton Name: Loren Eggleton Title: Chief Financial Officer [Signature Page - Berea SLB Master Lease]

LEASE AGREEMENT

DATED AS OF DECEMBER 27, 2022

Between

MASTRONARDI BEREA LLC,
a Delaware limited liability company,
AS LANDLORD

and

APPHARVEST BEREA FARM, LLC,
a Delaware limited liability company,
AS TENANT

BASIC LEASE INFORMATION

For convenience of the parties, certain basic provisions of this Lease are set forth herein, and are, together with any Exhibits and Schedules, expressly incorporated into the Lease. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

TERMS OF LEASE	**DESCRIPTION**
"**Expiration Date**":	The date that is one hundred and twenty (120) months after the Commencement Date; provided, however, the Expiration Date of this Lease shall be automatically extended to be the same date as the expiration of any Extension Period as to which an Extension Option is exercised under Section 1.4.
"**Facility**":	That certain (a) approximately fifteen (15) production acre controlled environment agriculture facility located on the Site (together with buildings, structures, fixtures, equipment, systems and other improvements located on the Site), including without limitation (i) all equipment and systems as set forth on Schedule 1.1 and (ii) all equipment, systems and other assets owned or leased by Landlord that are now or hereafter located in, on or used in connection with the operations of such facility, including any equipment, fixtures and assets permanently affixed to or otherwise incorporated into such facility; (b) any ancillary facilities and equipment described on Schedule 1.1; and (c) all replacements, improvements, alterations, modifications and additions to the equipment, systems and assets described in the foregoing clauses (a) and (b), but excluding Tenant's Personalty.
"**Leased Property**":	The Site, the Facility, and such other assets and rights in connection therewith conveyed to Landlord pursuant to the PSA including, without limitation, all of Landlord's right, title and interest in and to (i) tangible personal property owned by Landlord on the Site or within the Facility, (ii) all plans and specifications, architectural plans, controlled environment agricultural facility designs, engineering drawings, surveys, environmental and soil reports, and similar items in Landlord's possession or control relating to the Site or the Facility, (iii) all contracts that constitute "Assumed Contracts" under the PSA, (iv) all warranties issued for the roof, equipment and components of the Facility, (v) to the extent transferrable, all Project Governmental Approvals

held by Landlord, (vi) all computer hardware, licenses for software, and applications, networks, systems and information technology equipment and all other intellectual property, (vii) all local, state and federal licenses, approvals, certifications and permits held by Landlord for the operation of the Facility and Site, and (viii) all water rights associated and/or appurtenant with the Facility or the Site, including riparian rights, and rights to groundwater, appropriation and water allocations, water well permits, consumptive use permits, water storage rights, drainage rights, water permits, water supply agreements and arrangements, and water stock benefitting the Facility or the Site.

"**Marketing Agreement**":	That certain Marketing Agreement, dated March 28, 2019, between AppHarvest Operations, Inc., a Delaware corporation ("**AppHarvest Parent**"), an Affiliate of Tenant, and Mastronardi Produce Limited, a corporation incorporated pursuant to the laws of the Province of Ontario, Canada ("**MPL**"), an Affiliate of Landlord (as amended, modified or supplemented from time-to-time).
"**PSA**":	That certain Purchase and Sale Agreement, of even date herewith, by and between Landlord, as purchaser, and Tenant, as seller.
"**Security Documents**":	That certain Security Agreement, substantially in the form of Exhibit E, to be entered into by Landlord and Tenant on the Commencement Date, and any agreements, documents, financing statements, certificates and instruments entered into connection with the Security Agreement.
"**Site**":	That certain real property consisting of an approximately 40-acre parcel of land located in Madison County, Kentucky, together with the Facility and all rights and appurtenances pertaining to such property, as described on Exhibit A attached hereto.
"**Transaction Documents**":	This Lease, the PSA, the Security Documents and any other agreements entered into between Landlord and Tenant (or any Affiliate of either Party) in connection with any of the foregoing.
"**Term**": (Article 1)	The period commencing on the Commencement Date and ending on the Expiration Date.

"Option to Renew": Article 1	Tenant shall have four (4) five (5) year options to renew at rent calculated in accordance with Section 1.4 hereof.
"Base Rent": Article 2	Beginning on the Commencement Date until the second (2nd) anniversary of the Commencement Date, a monthly amount equal to $793,975.20.
"Lease Rate": Article 2	7.5% annual rate.
"Net Lease":	Landlord and Tenant acknowledge and agree that this is an "absolute triple net lease" and that Landlord shall receive the Base Rent during the Term, free from all charges, assessments, impositions, expenses and deductions of any and every kind or nature whatsoever relating to the Leased Property. Landlord shall have no obligations relating to the repair, maintenance or operation of the Leased Property, or any part thereof. Tenant shall be solely responsible for same.
"Prepaid Rent": Article 2	An amount equal to $19,055,404.88.
"Permitted Use": Article 3	The Leased Property shall be used in compliance with the Standards (as defined herein) and solely for the purposes of the operation and maintenance of a controlled environmental agriculture facility to produce and sell crops or other plant material (and associated and ancillary products) produced at the Facility, and for incidental uses related thereto, and for no other use or purpose, in each such case, to the extent Tenant remains in compliance with current zoning for the Site and all Applicable Laws.
"Address of Tenant": Article 10	AppHarvest Berea Farm, LLC 500 Appalachian Way Morehead, KY 40351 Attention: Jonathan Webb, CEO and Loren Eggleton, CFO E-mail: [***] With a copy to: Cooley LLP 11951 Freedom Drive, Suite 1400 Reston, VA 20190 Attention: John G. Lavoie E-mail: [***]

#96319073v33

"**Address of Landlord**": (Article 10)	c/o Mastronardi Produce – USA, Inc. 28700 Plymouth Road Livonia, Michigan 48150 Attention: David Einstandig, SVP and General Counsel E-mail: [***] and: c/o Mastronardi Produce Limited 2100 Road 4 East Kingsville, ON N9Y 2E5 Canada Attention: Richard Ball, CFO E-mail: [***] With a copy to: Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attention: Leonard Kreynin and Brian D. Hirsch E-mail: [***]

TABLE OF CONTENTS

ARTICLE 1
LEASE OF SITE; TERM

ARTICLE 2
RENT

ARTICLE 3
COVENANTS

ARTICLE 4
REPAIR AND MAINTENANCE; NO SERVICES

ARTICLE 5
ASSIGNMENT AND SUBLETTING

ARTICLE 6
INDEMNIFICATION; RELEASE; INSURANCE

ARTICLE 7
THIRD PARTIES

ARTICLE 8
EVENTS OF DEFAULT & REMEDIES

ARTICLE 9
CASUALTY & CONDEMNATION

ARTICLE 10
MISCELLANEOUS

ARTICLE 11
LIMITATION OF LIABILITY

EXHIBITS

SCHEDULES

LEASE AGREEMENT

This Lease Agreement (this "**Lease**"), dated as of December 27, 2022 (the "**Commencement Date**"), is made between MASTRONARDI BEREA LLC, a Delaware limited liability company ("**Landlord**"), and APPHARVEST BEREA FARM, LLC, a Delaware limited liability company ("**Tenant**").

WITNESSETH

WHEREAS, Tenant is the prior owner of the Site and Tenant (or its Affiliates) constructed the Facility thereon and Tenant is the current operator of the Facility and shall remain the operator of the Facility, subject to the terms of this Lease;

WHEREAS, pursuant to the Marketing Agreement, AppHarvest Parent granted to MPL certain exclusive marketing rights with respect to certain controlled environment agriculture facilities operated by Affiliates of AppHarvest Parent, including the Facility, and both Landlord and Tenant derive substantial benefits from the parties' compliance with the Marketing Agreement during the entire term of this Lease;

WHEREAS, in furtherance of assuring AppHarvest Parent's ability to perform its obligations under the Marketing Agreement and pursuant to the PSA, Landlord purchased and acquired, the Site, the Facility and all Leased Property from Tenant, which acquisition was conditioned on Landlord and Tenant's execution of this Lease;

WHEREAS, upon and subject to all of the terms and conditions hereof, Landlord desires to lease the Leased Property to Tenant, and Tenant desires to lease the Leased Property from Landlord; and

WHEREAS, this Lease and the Marketing Agreement constitute a single and indivisible agreement between Landlord and Tenant, and neither Landlord nor Tenant would have entered into this Lease except as a single and indivisible agreement with the Marketing Agreement, and the rental herein and the price paid by Landlord under the PSA in its acquisition of the Leased Property was based on both the mutual benefits provided under the Marketing Agreement and the valuation of the Leased Property.

NOW, THEREFORE, for and in consideration of the premises hereof, the sums of money to be paid hereunder, and the mutual and reciprocal obligations undertaken herein, the parties hereto do hereby incorporate the above recitals and further covenant, stipulate and agree as follows:

ARTICLE 1
LEASE OF SITE; TERM

1.1 Lease. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Leased Property for the Term. Landlord and Tenant acknowledge that Tenant is in possession of the Leased Property as of the Commencement Date and accepts the Leased Property in its "as is" condition with all faults. All of the terms and covenants of this Lease shall be effective as of the Commencement Date. Concurrent with Tenant's execution of this Lease, Tenant and Landlord shall execute, acknowledge and deliver a written agreement in the form attached hereto as Exhibit

D memorializing the Commencement Date, the Expiration Date, the original Term, and the commencement and termination dates of the Extension Periods if such are exercised.

1.2 As Is; No Representations. Tenant's lease of the Leased Property is on an "**AS IS WHERE IS, WITH ALL FAULTS**" basis. Tenant is the immediate past owner of the Leased Property and, therefore, Tenant's familiarity and knowledge of the condition of the Leased Property is vastly superior to that of Landlord. Landlord (nor any Affiliate or agent thereof) has not investigated and has not made any representation or warranty to Tenant whatsoever regarding (a) the condition or suitability of the Leased Property for the conduct of Tenant's business (including, without limitation, any utilities serving the Facility, any structural components of the improvements or the condition of any Facility system), (b) the restrictions that may affect the conduct of Tenant's business in, or Tenant's use of, the Site or the Facility, or any other rights or benefits under this Lease, (c) the suitability of the Leased Property for Tenant's intended Permitted Use, or (d) compliance with Environmental Laws at the Site and the Facility or any environmental conditions at, or Hazardous Materials on, under, above, emanating to or from, or having emanated to or from, the Site or the Facility. TENANT EXPRESSLY WAIVES ANY WARRANTY OF CONDITION OR OF HABITABILITY OR SUITABILITY FOR OCCUPANCY, USE, HABITATION, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, EXPRESS OR IMPLIED, RELATING TO THE LEASED PROPERTY. Tenant assumes full responsibility for all costs and expenses required to cause the Leased Property to comply with all Applicable Laws. Tenant warrants and represents as of the Commencement Date that Tenant has examined and approved all things concerning the Leased Property which Tenant deems material to Tenant's leasing and use of the Leased Property, and further acknowledges that Tenant shall be solely responsible for any and all actions, repairs, permits, approvals (including, but not limited to, Project Governmental Approvals) and costs required for the rehabilitation, renovation, use, occupancy and operation of the Leased Property in accordance with the terms of this Lease. "**Applicable Laws**" means all applicable present and future federal, state, municipal and local laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Leased Property or any portion thereof, Landlord or Tenant, including both statutory and common law and Environmental Laws. "**Environmental Laws**" means any applicable present and future federal, state and local laws, statutes, ordinances, rules, and regulations, as well as common law, relating to protection of human health, natural resources or the environment or governing the use, transport, or disposal of biological, bio-hazardous wastes, or radiological elements. The term "Environmental Laws" includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Clean Water Act, 33 U.S.C. §1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; Clean Air Act, 42 U.S.C. §§ 7401 et seq.; Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §§ 11001 et seq.; Occupational Safety and Health Act, 29 U.S.C. §§ 65 et seq., and all other applicable federal, state and local laws, regulations, ordinances, rules, and orders that are equivalent or similar to the laws recited above, or otherwise relate to human health, natural resources or the environment, in each case together with their implementing regulations, guidelines, rules, or orders, and all state, regional, county,

municipal, and other local laws, regulations, ordinances, rules, and orders that are equivalent or similar to the federal and state laws recited above.

1.3 Holdover. If Tenant retains possession of any portion of the Leased Property after the Termination Date (as hereinafter defined) without Landlord's written consent, then Landlord shall be entitled to exercise all remedies that may be available under this Lease or at law or in equity, and Tenant shall (a) be a tenant at sufferance only, (b) be liable to perform all of the obligations of Tenant set forth in this Lease, and (c) (i) for the first ninety (90) days following the Termination Date, pay Base Rent at a rate of one hundred twenty-five percent (125%) of the monthly Base Rent in effect immediately prior to the Termination Date, and (ii) for each month thereafter, pay Base Rent at a rate of one hundred fifty percent (150%) of the monthly Base Rent in effect immediately prior to the Termination Date, prorated on a daily basis. If Tenant retains possession of any portion of the Leased Property for more than thirty (30) days following the Termination Date without Landlord's written consent, Tenant shall also pay to Landlord all damages, direct, consequential, or indirect sustained by Landlord or any Affiliate by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable. "**Termination Date**" means the date on which this Lease terminates for any reason, including the Expiration Date. The provisions of this Section 1.3 shall not operate as a waiver by Landlord of any right of re-entry provided in this Lease.

1.4 Extension Option.

1.4.1 Exercise of Extension Option. Tenant shall have four (4) successive options (each, an "**Extension Option**") to extend the Term of this Lease for a period of five (5) years each (each, an "**Extension Period**"), on the same terms and conditions in effect under this Lease immediately prior to the Extension Period, except that Base Rent shall be determined as set forth below and Tenant shall have no further right to extend the Term of this Lease after the end of the fourth (4th) Extension Period. If Tenant exercises an Extension Option, such extension shall apply to the entire Leased Property, and as a condition thereto, Tenant shall agree to extend the term of the Marketing Agreement for the entirety of the applicable Extension Period. Tenant may exercise an Extension Option only by giving Landlord irrevocable and unconditional written notice thereof (the "**Extension Notice**") not earlier than thirty-six (36) months and not later than eighteen (18) months prior to the commencement date of each applicable Extension Period and such Extension Period shall commence on the day immediately succeeding the expiration date of the preceding Term or the preceding Extension Period, as the case may be, and shall end at midnight Eastern Time on the last day of the applicable Extension Period. Such exercise shall, at Landlord's election, be null and void if any Event of Default shall have occurred and is continuing at the date of such notice or on the last day of the then-applicable Term. Except as provided in the foregoing sentence, upon delivery of the Extension Notice, Tenant shall be irrevocably bound to lease the Leased Property for the Extension Period. If Tenant shall fail to timely exercise the Extension Option in accordance with the provisions of this Section 1.4, or shall not be entitled to pursuant to the terms hereof, then the Extension Option (and all remaining Extension Options) shall terminate, and shall be null and void and of no further force and effect. If this Lease or Tenant's right to possession of the Leased Property shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, then immediately upon such termination the Extension Option shall simultaneously terminate and become null and void. Time is of the essence with regard to this Section 1.4.

1.4.2 Extension Period Base Rent Determination. The Base Rent starting on the commencement of each Extension Period and continuing for twelve (12) months thereafter will be equal to the greater of (i) the Base Rent rate for the last month of the immediately preceding portion of the Term, or (ii) an amount equal to one hundred percent (100%) of the Base Rent rate payable during the first month of the Initial Term, as increased by the percentage increase, if any, shown by the Consumer Price Index for All Urban Consumers for the South Region, All Items (base years 1982-1984 = 100) (the "**Index**") from the Commencement Date to the commencement of the applicable Extension Period. If such index is discontinued, CPI shall then mean the most nearly comparable index published by the Bureau of Labor Statistics or other official agency of the United States Government as determined by Landlord in its reasonable discretion.

1.5 General. Notwithstanding any provision of this Section to the contrary, the Extension Options shall be void, at Landlord's election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension, (ii) the Marketing Agreement shall no longer be in full force and effect at the date of such notice or at the time the Term would expire but for such extension, or (iii) any Transfer has occurred under Article 5 of this Lease (other than a Permitted Transfer or a sublease(s) comprising less than twenty-five percent (25%) of the Facility to which Landlord has consented in accordance with Article 5 of this Lease).

1.6 Single Agreement.

1.6.1 The Parties acknowledge and agree that they have executed and delivered this Lease with the understanding that this Lease and the Marketing Agreement, and all other documents and agreements contemplated thereby (including the Transaction Documents), collectively form a single integrated agreement and transaction. Each of this Lease and the Marketing Agreement represent essential, necessary and interdependent components of a single transaction, and the economic and other terms under the Marketing Agreement and this Lease are part of the economic and other consideration given by both Landlord and Tenant under and in connection with this Lease and Marketing Agreement. All agreements comprising this single transaction are integrated and nonseverable for all purposes at law and in equity, including under Bankruptcy Laws (as hereinafter defined), and any breach of any one of such agreements shall be deemed a breach under all agreements governing this transaction, and shall constitute an Event of Default pursuant to Section 8.1(i) hereof. Tenant acknowledges that (i) Landlord would not enter into this Lease or the other Transaction Documents but for the economic and other benefits contemplated by the Marketing Agreement and (ii) the pricing and other terms set forth in this Lease and the other Transaction Documents would not be available if Tenant did not agree to performance under, and the continued effectiveness of, the Marketing Agreement, which is a condition to the grant of the leasehold to Tenant under this Lease and to Landlord's obligations hereunder. The parties intend that the provisions of this Lease and the Marketing Agreement shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create a single indivisible agreement and, in particular but without limitation, that ***for purposes of any assumption, rejection or assignment of this Lease under the Bankruptcy Laws, this is a single indivisible and nonseverable lease dealing with one legal and economic unit which must be assumed, rejected or assigned as a whole*** with respect to all (and only all) of the Lease and the Marketing Agreement. For the avoidance of doubt, nothing herein shall be deemed to constitute consent by Landlord to any proposed assumption, rejection or assignment of this Lease or the

Marketing Agreement in any bankruptcy proceeding. For purposes of this Lease, the term "**Bankruptcy Laws**" shall mean (i) title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended or replaced), or (ii) any other liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, insolvency, dissolution, wind-up, restructuring, reorganization or similar debtor relief laws or statutes (including, for greater certainty, any laws or statutes in respect of the compromise of debts or a stay of proceedings) of the United States or any other applicable jurisdictions from time to time in effect and any successors to any of the foregoing, dealing with the relief of debtors or affecting the rights of creditors generally.

1.6.2 The Parties further acknowledge and agree that (a) this Lease is a "true lease" not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust arrangement, security arrangement or other financing or trust arrangement; and (b) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership or joint enterprise between Tenant and Landlord, to make them joint venturers, to make Tenant an Affiliate, agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations, or losses of Tenant.

ARTICLE 2
RENT

2.1 Base Rent and Additional Rent.

2.1.1 Tenant shall pay to Landlord, without notice or demand and without deduction or set-off of any amount for any reason whatsoever, the annual Base Rent in advance, in equal monthly payments on or before the first day of each full calendar month during the Term. Base Rent as well as any other amounts payable by Tenant to Landlord under the terms of this Lease shall be paid by wire or electronic transfer of funds pursuant to directions provided to Tenant by Landlord.

2.1.2 If the Commencement Date is not the first day of a calendar month, Tenant shall pay to Landlord on the Commencement Date the prorated Base Rent for the period from the Commencement Date until the end of the calendar month in which the Commencement Date occurs. Base Rent due for any partial calendar month at the end of the Term shall also be prorated and paid on the first day of such calendar month. Tenant shall pay to Landlord all items of Rent (as defined below), without deduction or offset and without notice or demand (except as specifically provided in this Lease in respect of Additional Rent (as defined below)), and Tenant shall deliver such payments to the payment address set forth in the Basic Lease Information, or to such other person, at such other place, or in such other manner as Landlord may designate by giving to Tenant Notice (as defined below) thereof. "**Additional Rent**" means all other amounts payable by Tenant to Landlord in accordance with this Lease, other than Base Rent. "**Rent**" means all amounts payable by Tenant to Landlord in accordance with this Lease, including, but not limited to Base Rent and Additional Rent.

2.1.3 Base Rent Increases.

(a) On each of the second (2nd), third (3rd), and fourth (4th) anniversaries of the Commencement Date, the Base Rent shall increase by two and one half percent (2.5%).

(b) On the fifth (5th) anniversary of the Commencement Date, the Base Rent shall increase to the greater of (i) one hundred two and one half percent (102.5%) of the Base Rent rate for the last month of the immediately preceding portion of the Term, or (ii) an amount equal to the product of (1) the percentage increase, if any, between the Index for the month immediately preceding such fifth (5th) anniversary of the Commencement Date and the Index for the first month of the Initial Term and (2) the Base Rent rate for the first month of the Initial Term, provided that such percentage increase shall not exceed twenty percent (20%). Landlord's failure to make the required calculations promptly shall not be considered a waiver of Landlord's rights to adjust the monthly Base Rent due, nor shall it affect Tenant's obligations to pay the increased Base Rent, subject to this Section 2.1.3(b). If the Index is changed so that the base year differs from that in effect on the Commencement Date, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the Term, the government index or computation with which it is replaced shall be used to obtain substantially the same result as if the Index had not been discontinued or revised.

(c) On each of the sixth (6th), seventh (7th), eighth (8th) and ninth (9th) anniversaries of the Commencement Date, the Base Rent shall increase by two and one half percent (2.5%) over the Base Rent in the immediately preceding month.

(d) On each anniversary of the commencement of any Extension Period, the Base Rent payable during such Extension Period (as calculated in accordance with Section 1.4 hereof) shall increase by two and one half percent (2.5%).

2.1.4 Rent Payment; Prepaid Rent.

(a) Rent and all other amounts becoming due from Tenant to Landlord under this Lease will be made in United States Dollars by ACH or wire transfer of immediately available funds prior to 5:00 p.m. Eastern Prevailing Time, on the date due in accordance with the terms hereof to the account specified in writing by Landlord from time to time. If Tenant fails to make any payment of Rent or any other sums or amounts to be paid by Tenant hereunder within five (5) days after the date such payment is due and payable, Tenant shall pay to Landlord an administrative late charge of three percent (3%) of the amount of such payment. In addition, any past due payment shall bear interest from the date such payment became due to the date of payment thereof by Tenant at a rate which is equal to the lesser of (i) ten percent (10%) per annum, or (ii) the maximum interest rate then allowable under Applicable Law. Such late charge and interest shall constitute Additional Rent and shall be due and payable with the next installment of Rent due hereunder.

(b) Upon Tenant's execution of this Lease, Tenant will pay and deliver to Landlord the Prepaid Rent set forth in the Basic Lease Information, which Landlord shall apply to the first twenty-four (24) months' Base Rent due and payable pursuant to the terms hereof. The Prepaid Rent is fully earned on receipt and is not refundable under any circumstances including, without limitation, upon (w) termination of the Lease following an Event of Default, (x) rejection of the Lease under Section 365 of the Bankruptcy Laws, (y) destruction of the Site or the Facility or any damage to either which impairs use, or (z) termination or frustration of the covenant of quiet enjoyment granted to the Tenant (other than by the willful or intentional act of Landlord). Moreover, Tenant acknowledges and agrees that (i) the Prepaid Rent does not constitute a "security deposit", and (ii) Landlord has no duty to sequester or hold the Prepaid Rent in trust and has the right to exercise unfettered dominion and control over the Prepaid Rent as its own property in which Tenant has no present or contingent interest of any type or nature (and therefore the Prepaid Rent shall not be considered property of the Tenant's estate in any bankruptcy case involving the Tenant).

2.1.5 Marketing Agreement Rent Credit.

(a) So long as no Event of Default is then continuing (including, but not limited to, Tenant's continued compliance with Section 3.7 hereof), Tenant shall be entitled to a credit to apply against the Rent due hereunder (such amount, the "**Rent Credit**") computed and applied in accordance with this Section 2.1.5 in an amount equal to twenty-five percent (25%) of the marketing fees received by MPL under the Marketing Agreement prior to the third (3rd) anniversary of the Commencement Date, with respect to Products (as defined in the Marketing Agreement) grown and/or otherwise produced at those certain vine crop facilities that are as of the Commencement Date owned by AppHarvest Parent (or Affiliates thereof) located in Morehead, KY, Richmond, KY, and Somerset, KY (each as more particularly described in the Marketing Agreement and as set forth on Schedule 2.1.5), as reduced by any and all costs incurred by MPL (or an Affiliate) in connection with the sale and distribution of the Products in accordance with the terms thereof. For clarity, the Rent Credit (i) only applies to the applicable percentage of marketing fees received for the facilities identified in Schedule 2.1.5 and does not include any other facilities or any non-vine crop facilities, including the Facility located upon the Site, and (ii) shall automatically terminate and become null and void upon the occurrence of any Transfer (including, but not limited to, a Transfer to a Permitted Transferee or otherwise permitted by the terms of Article 5).

(b) The Rent Credit shall be applied as follows: (i) between the second (2nd) and third (3rd) anniversaries of the Commencement Date, an amount equal to one twelfth (1/12th) of the total Rent Credit calculated between the Commencement Date and the second (2nd) anniversary of the Commencement Date shall be credited against each monthly Base Rent then-due hereunder; and (ii) between the third (3rd) and fourth (4th) anniversaries of the Commencement Date, an amount equal to one twelfth (1/12th) of the total Rent Credit calculated between the second (2nd) and third (3rd) anniversaries of the Commencement Date shall be credited against each monthly Base Rent then-due hereunder.

2.2 Expenses; Taxes.

2.2.1 Expenses. Tenant shall perform all obligations with respect to the maintenance, operation, repair and replacement of the Leased Property and shall pay directly for all costs and expenses incurred in connection therewith, including, but not limited to: all insurance, maintenance, repair and replacement of any improvements (including, without limitation, the Facility, the structural and nonstructural components of the Facility, the Facility systems, equipment (owned and maintained), the foundation, roof, walls, heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility, irrigation, hydroponic, stormwater, wastewater, greenhouse (owned and maintained) and safety systems, paving and parking areas, roads and driveways); maintenance of exterior areas such as gardening and landscaping, stormwater, wastewater, basin, snow removal and signage; maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, and waterproofing; painting; lighting; cleaning; refuse removal; security; utilities for, or the maintenance of, outside areas; Facility personnel costs; rentals or lease payments paid by Tenant for rented or leased personal property used in the operation or maintenance of the Facility or the Site; and fees for required licenses and permits, including in order to operate for the Permitted Use (including, but not limited to, all Project Documents and Project Governmental Approvals).

2.2.2 Taxes. Subject to Tenant's right to contest Taxes as set forth below, Tenant will pay directly to the appropriate taxing authorities all Taxes allocable to the Term in a timely manner and prior to when the same shall become due and payable. Landlord and Tenant shall cooperate to place all Taxes in the name of Tenant, however, if and to the extent any Taxes are billed to Landlord, then Tenant shall pay the same upon receipt of such bill from Landlord and provide Landlord with evidence of such payment promptly thereafter. In any event, Tenant shall pay all Taxes to the appropriate taxing authorities prior to the date due. "**Taxes**" means all real property taxes and other assessments on the Facility or the Site, including, but not limited to, real estate taxes, personal property taxes, transfer taxes, documentary stamps or taxes, fees, assessments and other charges of any kind or nature, whether general, special, ordinary, or extraordinary (without regard to any different fiscal year used by such governmental authority) that are levied in respect of this Lease or the Leased Property (or Landlord's interest therein), or in respect of any improvement, fixture, equipment, or other property of Landlord, real or personal, located at the Site, and used in connection with operation of the Site or the Facility. Taxes shall not include (i) Landlord's corporate franchise taxes, estate taxes, inheritance taxes or net income taxes, or (ii) transfer taxes or other taxes incurred in connection with Landlord's sale or lease of the Leased Property or any interest therein. Tenant shall furnish to Landlord, within thirty (30) days after the last day when any Tax must be paid by Tenant as provided in this Section 2.2.2, official receipt of the appropriate taxing authority or other proof satisfactory to Landlord, evidencing the payment thereof. Tenant shall have the right, at Tenant's sole cost and upon reasonable prior notice to Landlord, to initiate and prosecute (1) any proceeding for the purpose of contesting the assessed valuation of the Leased Property or any personal property for tax purposes in good faith, or (2) applications for Tax exemptions, discounts, or abatements pursuant to any governmental incentive program with respect to the Leased Property or any personal property in good faith; provided, that this right shall not be deemed or construed to relieve, modify or extend Tenant's obligation to pay any Taxes allocable to the Term in a timely manner and prior to when the same shall become due and payable and that prior to any contest pursuant to clause (1) above, Tenant (a) pays the Tax under protest, (b) obtains and maintains a stay of all proceedings for

enforcement and collection by posting a bond or other security required by Applicable Law, or (c) if Tenant lawfully withholds payments of any contested amounts of Taxes during the contest, Tenant has or establishes unrestricted cash reserves to be held by Landlord in an amount equal to 125% of (x) the amount of Tenant's obligations being contested plus (y) any additional interest, charge or penalty arising from such contest; provided, however, that Landlord shall (1) promptly release such reserve upon resolution of such contest, and/or (2) use such reserve to pay Taxes directly to the applicable taxing authority following resolution of such contest. Tenant shall provide Landlord with all notices received or sent to the taxing authorities, as well as regular updates relating to any such contest and/or application and afford Landlord an opportunity to participate in all such proceedings. Tenant shall indemnify and defend Landlord and save Landlord harmless from all losses, judgments, costs (including without limitation, attorneys' fees), liabilities and expenses incurred in connection with such proceedings and shall, promptly after the final determination of such contest and/or application, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, costs and expenses thereof or in connection therewith). Landlord shall have the right to (a) apply for Tax exemptions, discounts, or abatements pursuant to any governmental incentive program with respect to the Leased Property or any personal property in good faith, (b) contest or dispute any Taxes (or file an appeal related thereto), without Tenant's prior written consent, at Landlord's sole cost and expense, or (c) request that Tenant contest or dispute such Taxes (or file an appeal related thereto), in which event, Tenant, in Tenant's sole discretion, may agree to contest or dispute such Taxes, at Tenant's sole cost and expense. If an Event of Default occurs or if otherwise required by any Mortgagee or lender of Landlord, Landlord, at its option, may require Tenant to make monthly estimated payments to Landlord on account of Taxes. The monthly payments shall be one twelfth (1/12th) of the amount of Taxes due for the applicable year as reasonably estimated by Landlord and shall be payable as Additional Rent on or before the first day of each month during the Term, in advance; provided, that, Landlord shall have the right to revise such estimates from time to time. So long as no Event of Default is then continuing, any amounts received by Landlord pursuant to the immediately preceding sentence shall be disbursed to Tenant by Landlord for payment to the applicable taxing authority (or paid to the applicable taxing authority directly by Landlord) when directed by Tenant, accompanied by evidence of the amount due. Upon Tenant's request, Landlord shall provide Tenant with evidence of any such payments of Taxes made directly by Landlord. Tenant shall pay to Landlord, and Landlord shall collect from Tenant, all applicable sales and use taxes incurred in connection with the Lease. Tenant shall promptly provide any and all applicable exemption certificates or other evidence of exemption from sales and use taxes to Landlord. Landlord shall remit all collected sales and use taxes to the appropriate taxing authority as required by Law.

2.3 Net Lease.

2.3.1 Absolute Triple Net Lease. It is intended by the parties that this Lease be an absolute "triple net lease," imposing upon Tenant the obligation to pay all charges of every kind and nature in connection with the use, operation, management, maintenance, repair, and occupancy of the Leased Property, whether or not recited herein and whether foreseeable or unforeseeable, including, but not limited to, utilities, fees, costs, real estate taxes, sales and use taxes, all operation, management, maintenance, restoration, and repair costs associated with the Site, the Facility, and the improvements located thereon and costs of compliance with Environmental Laws. Tenant shall pay to Landlord, net throughout the Term, the Rent due hereunder free of any offset,

abatement, or other deduction whatsoever, without notice or demand. Except to the extent due to the gross negligence or willful misconduct of Landlord or any of Landlord's assignees, agents, servants, employees, invitees and contractors (or any of Landlord's assignees respective agents, servants, employees, invitees and contractors) (collectively, "**Landlord Parties**"; any of them, a "**Landlord Party**"), Tenant assumes the sole responsibility for the condition, use, operation, maintenance, management and compliance with Environmental Laws of the Site, and Landlord shall have no responsibility in respect thereof and shall have no liability for damage to Tenant's Personalty on any account or for any reason whatsoever. Notwithstanding the foregoing, except as expressly set forth in this Lease, Tenant shall not be required to pay, or reimburse Landlord for: (i) depreciation charges, penalties, premiums, interest and principal payments on mortgages and other debt costs, ground rental payments and real estate brokerage and leasing commissions incurred by Landlord; (ii) costs incurred for Landlord's general overhead and any property or asset management fee other than as expressly set forth in this Lease; (iii) costs of selling or financing any of Landlord's interest in the Leased Property; and (iv) costs incurred by Landlord which are reimbursed by property insurance proceeds actually received by Landlord where such proceeds result from a claim subject to the provisions of Section 6.2 below.

2.3.2 Payments to Third Parties. Landlord and Tenant recognize that there may be recurring payments to third parties, including governmental entities, for various items including inspections of storm water retention areas and pump stations, fees for storm water runoff, water rights, assessments for maintenance and repairs under Title Instruments (as defined below), and obligations under Project Documents or Project Governmental Approvals. Tenant is solely responsible for paying any and all fees or expenses imposed by third parties or governmental entities, including those that may be required to obtain, modify and maintain compliance with any permits, licenses and approvals required by Applicable Laws, including for the use of and operation at the Leased Property for the Permitted Use, or allocated to the Site or the Facility under any Title Instruments, Project Documents and Project Governmental Approvals). Tenant acknowledges that matters of the type contemplated by this Section may not be known to Landlord.

2.3.3 Title Instruments. In addition to the foregoing, during the term of this Lease, Tenant shall timely perform all obligations of the owner of the Site and the Facility under, and pay all expenses which the owner of the Site and the Facility may be required to pay in accordance with any declarations, covenants, conditions and restrictions or reciprocal easement agreements or any other documents or instruments that are of record now and affect the Site (or of record in the future if created or filed by or with the consent of Tenant) (referred to collectively herein as the "**Title Instruments**") and shall furnish Landlord evidence of payment thereof; provided, however, Tenant need not pay any debt service on loans that encumber the fee estate and that do not encumber Tenant's leasehold estate and Tenant need not pay any rent on any lease that is senior in priority to this Lease. Tenant promptly shall comply with all of the terms and provisions of all Title Instruments, including all insurance requirements, regardless of whether any such requirements exceed the requirements otherwise set forth in this Lease. Notwithstanding the foregoing, Landlord shall not enter into new Title Instruments or modify existing Title Instruments during the Term without Tenant's prior written consent, which may be withheld in Tenant's reasonable discretion; provided, however, that Tenant's prior written consent shall not be required with respect to (i) any financing obtained by Landlord secured by Landlord's interest in the Leased Property (or any Title Instruments reasonably necessary in connection therewith; provided that such Title Instruments entered into or modified without Tenant's prior consent shall not materially

increase Tenant's obligations or liabilities hereunder or adversely affect Tenant's rights arising under this Lease in any material respect), (ii) Title Instruments necessary to effectuate transfers to third-party purchasers of the Leased Property, or (iii) any new Title Instruments or the modification of existing Title Instruments that do not (x) materially and adversely affect Tenant's use or occupancy of the Leased Property or (y) impose any fees or costs that would be payable by Tenant unless Landlord agrees to pay such fees.

ARTICLE 3
COVENANTS

3.1 Use and Operating Standards. Tenant shall use the Leased Property solely for the Permitted Use, in a manner consistent with similar controlled environmental agriculture facilities, in compliance with the Standards. Tenant shall be solely responsible for the securing, modifying, maintaining, and compliance with any and all permits, licenses, and approvals required or that may be required or otherwise in effect for the Permitted Use (including, but not limited to, all Project Governmental Approvals) and under Environmental Laws in connection with Tenant's use and operation of the Leased Property. Tenant shall not commit, or allow to commit, any waste of or injury to the Leased Property or create, maintain or exacerbate any nuisance thereon or therefrom. Landlord agrees to reasonably cooperate with Tenant, at Tenant's sole cost and expense, in obtaining any permits, licenses and approvals required by Applicable Laws for the use of and operation at the Leased Property by Tenant for the Permitted Use, including, without limitation, by executing or joining in the execution of such applications and other documentation (the form and content of which shall be subject to Landlord's reasonable approval) in Landlord's name, solely as and because Landlord is the fee simple owner of the Leased Property, as may be necessary for obtaining such permits, licenses and approvals, all without cost or liability to Landlord. Tenant shall operate in a commercially reasonable manner and shall not exceed the density limit for the Facility under Applicable Laws. Tenant shall not commit waste or cause a public nuisance. For purposes of this Lease, "**Standards**" means (a) all Applicable Laws (as defined hereinafter); (b) Project Governmental Approvals; (c) this Lease and the other Transaction Documents; (d) the Project Documents; (e) the safety regulations and standards adopted under the Occupational Safety and Health Act of 1970, as amended from time to time; (f) any effective warranties and guarantees relating to the Facility or any component thereof provided by any vendor, materialman, manufacturer, supplier, contractor, subcontractor, or other third party; (g) any written manufacturer's instructions, guidelines, or recommendations applicable to the Facility or any component thereof; (h) the requirements necessary to maintain the insurance policies required pursuant to Section 6.2 hereof; and (i) Prudent Industry Practices (including those related to food safety). For purposes of this Lease, "**Prudent Industry Practices**" means those practices, methods, specifications and standards of safety, performance, dependability, efficiency and economy, engaged in or approved by members of the controlled environment agriculture industry in North America for facilities of comparable size to the Facility, during the relevant time period, and shall include, at a minimum, those practices, methods, and acts necessary to comply with the Project Documents and the requirements of governmental authorities and Applicable Law. Prudent Industry Practices are not intended to require the optimum practice, method or act to the exclusion of all others, but rather to include the practices, methods, standards of care, skill, safety procedures and diligence generally accepted in the industry.

3.2 Compliance with Applicable Laws. Tenant shall comply with all Applicable Laws and any agreements between Tenant and third parties with respect to the Leased Property and Tenant's operation at the Facility and the Site. It is intended that the Tenant bear the sole risk of all present or future Applicable Laws, regulations and orders affecting the Leased Property, and the Landlord shall not be liable for their enforcement. Should there be any material noncompliance or alleged material noncompliance by Tenant with Applicable Laws or agreements between Tenant and third parties with respect to the Leased Property and Tenant's operation at the Facility and the Site, Tenant shall promptly notify Landlord in writing of such actual or alleged noncompliance, which notice shall include (i) documentation that such actual or alleged noncompliance has been fully addressed and eliminated or, (ii) if such actual or alleged noncompliance has not been fully addressed and eliminated, a schedule to fully and expeditiously address and eliminate such actual or alleged noncompliance. The giving of such notice shall not relieve Tenant of any liability to Landlord or others for such actual or alleged noncompliance. To ensure Tenant's compliance with Applicable Laws and Tenant's performance of Tenant's management, repair, maintenance, and compliance obligations hereunder, upon reasonable notice to Tenant and subject to and in accordance with Applicable Laws and reasonable confidentiality requirements pertaining to Tenant's operations (provided such requirements do not impair or delay Landlord's rights under this Section), Landlord may inspect or cause noninvasive independent third-party inspections of the facility and Tenant's operation to confirm compliance with Applicable Laws and Tenant's management, repair, maintenance, and compliance obligations hereunder, at Landlord's expense, except as otherwise provided in Section 3.3.6.

3.3 Hazardous Materials.

3.3.1 Tenant, and any of Tenant's assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant's assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, "**Tenant Parties**"; any of them, a "**Tenant Party**") (a) shall not, and shall not permit at any time, the handling, use, manufacture, release, storage, or disposal of Hazardous Materials in or about any portion of the Site or the Facility in violation of Applicable Laws, (b) shall always manage, handle, use, store, and dispose of such Hazardous Materials in a safe manner, according to the Standards, and in compliance with Applicable Laws, and (c) shall at all times have any and all required permits, licenses and approvals required for or in connection with, the use and handling of Hazardous Materials at the Site and the Facility and at all times be in compliance with such required permits, licenses and approvals. "**Hazardous Materials**" means (a) any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified or regulated as "biological compounds," "bio-hazardous wastes," "radiological elements," "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials", "toxic pollutants," "solid wastes," or other similar designations in, or otherwise subject to regulation under Environmental Laws, and (b) any other substances, constituents or wastes that are deemed to have a negative impact on human health or the environment, whether or not naturally occurring, or that are subject to Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCBs), (I) urea formaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzene derivative (BTEX), (M) poly- and perfluoroalkyl substances and other emerging

contaminants, and (N) petroleum byproducts. Hazardous Materials further includes flammables, explosives, corrosive materials, radioactive materials, materials capable of emitting toxic fumes, hazardous wastes, toxic wastes or materials, and other similar substances, petroleum products and derivatives, and any substance subject to regulation by or under any Environmental Law. As between Landlord and Tenant, Tenant is deemed to be the operator of the Site and the Facility, the generator of any Hazardous Materials waste present at or generated at the Site or the Facility or as part of Tenant's operations, and the owner of all Hazardous Materials at the Site and the Facility at any and all times during the Term. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Site and the Facility all Hazardous Materials introduced to the Site and the Facility by Tenant, any other Party or any other party other than Landlord during the Term of the Lease, regardless of whether such Hazardous Materials are present at the Site and the Facility in concentrations which require removal under Applicable Laws. As used herein, the term "**Contamination**" means the presence of Hazardous Materials in the air, soil, surface and/or ground water in, on or under the Site, the Facility, and/or any adjacent property at levels above those permitted by applicable Environmental Laws.

Landlord acknowledges that it is not the intent of this Section 3.3 to prohibit Tenant from using the Leased Property for the Permitted Use. Tenant may operate its business according to the Standards so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Laws, all Hazardous Materials at the Site and the Facility are used in the operation of Tenant's business, and such use is consistent with similar facilities engaged in the Permitted Use in the Commonwealth of Kentucky. Notwithstanding the foregoing, Tenant shall have no right to install any underground storage tanks at the Site or the Facility unless Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord's sole and absolute discretion.

3.3.2 Upon Landlord's request (not more than twice per year, unless Landlord has a reasonable belief that Tenant is not in compliance with this Section 3.3, a release or threatened release of Hazardous Materials has occurred, or in connection with a sale, financing, refinancing, or recapitalization of Landlord's interest in the Leased Property), Tenant shall deliver to Landlord true and correct copies of the following documents (the "**Haz Mat Documents**") relating to the Tenant's use, storage, handling, treatment, generation, release or disposal of Hazardous Materials, or if unavailable at that time, concurrent with the receipt from or submission to a governmental authority: permits; licenses, approvals; reports and correspondence; storage and management plans; notice of violations of any Applicable Laws; fire safety plans; spill response plans; plans relating to the installation of any storage tanks to be installed in or under the Site or the Facility (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord's sole and absolute discretion with respect to underground storage tanks); all closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on or under the Site or the Facility for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 3.3.7 cannot be accomplished in three (3) months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing proprietary information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information that could be detrimental to Tenant's business should such information become possessed by Tenant's competitors.

3.3.3 Except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord Parties, Tenant releases Landlord and Landlord Parties from and agrees to indemnify, defend and hold Landlord and Landlord Parties harmless for, from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Leased Property, or the loss of, or restriction on, use of the Leased Property), expenses (including, without limitation, legal, consultants' and experts' fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or Contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (i) that arise prior to, during, or after the Term, as a result of the presence, suspected presence, release, or suspected release of any Hazardous Materials in or into the environment, including the air, soil, surface water, or groundwater at, on, about, under, emanating to or from, having emanated to or from, or within the Site or the Facility, or any portion thereof caused or exacerbated by, or otherwise attributable to, Tenant or any other party (other than Landlord or Landlord Parties) prior to the date that Tenant vacates the Site and the Facility in the condition required following the termination or earlier expiration of the Term, or (ii) that arise prior to, during, or after the Term, as a result of the breach by Tenant of any of its obligations under this Section 3.3, including in each case, without limitation, the cost of assessment, containment and/or removal of any such Hazardous Materials, the reasonable and necessary cost of any actions taken in response to a release of any such Hazardous Materials so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and costs incurred to comply with Environmental Laws in connection with all or any portion of the Site and the Facility or the operation thereof (or any surrounding areas for which Tenant or Landlord has any legal liability or obligation) during the Term.

3.3.4 EXCEPT AS OTHERWISE PROVIDED FOR HEREIN, LANDLORD LEASES AND WILL LEASE, AND TENANT TAKES AND WILL TAKE, THE SITE AND THE FACILITY IN AN ENVIRONMENTALLY "AS IS" CONDITION, AND TENANT ACKNOWLEDGES THAT LANDLORD HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE SITE AND THE FACILITY, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO FITNESS OF THE SITE AND THE FACILITY FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS, LATENT OR PATENT, ANY ENVIRONMENTAL CONDITION, KNOWN OR UNKNOWN, OR ANY AIR, SOIL, SOIL GAS, OR GROUNDWATER CONDITION, IT BEING AGREED THAT ALL RISKS AND LIABILITY INCIDENT TO ANY OF THE FOREGOING ARE TO BE BORNE BY TENANT.

3.3.5 Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating the natural environment, which contamination was caused or permitted by Tenant or such predecessor or resulted from Tenant's or such predecessor's acts, omissions, or use or

occupation of the property in question, and (ii) Tenant is not subject to any enforcement order issued, or regulatory proceedings or prosecution commenced, by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority).

3.3.6 Upon prior notice and using reasonable efforts to coordinate with Tenant, Landlord shall have the right but not the obligation to conduct annual tests (or at any time Landlord has a reasonable belief that Tenant is not in compliance with this Section 3.3) of the Site and the Facility including, without limitation, intrusive tests of the subsurface soil and/or ground water, to determine whether any Contamination of the Site or the Facility has occurred as a result of Tenant's use or occupation. Landlord shall pay the cost of such test of the Site or the Facility; provided, however, that if such tests show any Contamination of the Site or the Facility has occurred as a result of Tenant's use or occupation, Tenant shall pay the cost of such test. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such nonproprietary information concerning the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials in or about the Site or the Facility by Tenant or any Tenant Party as Landlord may reasonably request. If Contamination has occurred for which Tenant is liable under this Section 3.3, Tenant shall pay all costs to conduct such tests. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any Contamination identified by such testing in accordance with all Environmental Laws. Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord may have against Tenant.

3.3.7 Furthermore, upon the expiration of the Term or earlier termination of Tenant's right of possession, Tenant shall surrender the Site and the Facility to Landlord free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Facility or the Site by any person other than Landlord (collectively, "**Tenant's Hazardous Materials**") and released of any license, clearance or other authorization or requirement of any kind required to enter into and restore the Site and the Facility issued by any governmental authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials in, on or about the Site and the Facility. At least three (3) months prior to the surrender of the Site and the Facility or such earlier date as Tenant may elect to cease operations at the Facility and the Site, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) to be taken by Tenant in order to surrender the Facility and the Site (including any Alterations permitted by Landlord to remain in the Site or the Facility) at the expiration or earlier termination of the Term, free from any residual impact from Tenant's Hazardous Materials and otherwise released for unrestricted use and occupancy (the "**Surrender Plan**"). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Site and the Facility, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Site and the Facility, and shall be subject to the review and reasonable approval of Landlord's environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional nonproprietary information concerning Tenant's Hazardous Materials as Landlord shall reasonably request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the

right, subject to reimbursement at Tenant's expense as set forth below, to cause Landlord's environmental consultant to inspect the Site and the Facility and perform such additional procedures, including without limitation intrusive subsurface testing of soil and/or ground water, as may reasonably be deemed necessary to confirm that the Site and the Facility are, as of the effective date of such surrender or early termination of the Lease, free from any Tenant's Hazardous Materials. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord's environmental consultant to review the Surrender Plan and to visit the Site and the Facility and verify satisfactory completion of the same, which cost shall not exceed $5,000 (which amount shall be increased by the same percentage as the Index as of each anniversary of the Commencement Date). Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord's environmental consultant with respect to the surrender of the Site and the Facility to third parties on a need-to-know basis.

3.3.8 If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any Tenant's Hazardous Materials in, on or about the Site or the Facility, Landlord shall have the right to take such actions as Landlord may reasonably deem appropriate to assure that the Site and the Facility are surrendered free from any Tenant's Hazardous Materials, the cost of which actions shall be reimbursed by Tenant as Additional Rent.

3.3.9 Tenant shall promptly notify Landlord upon Tenant's receipt of (i) any written correspondence or communication from any person or entity regarding any Contamination or alleged violations of Environmental Law with respect to the Site and the Facility (or Tenant's operation thereof); (ii) written notifications of Tenant's alleged noncompliance with either the Federal or State Emergency Planning and Community Right to Know Acts; (iii) any change in Tenant's operations on the Site or the Facility that will materially enlarge or has the potential to materially enlarge Tenant's obligations or liabilities under Environmental Law; and (iv) any releases or suspected releases of any and all Hazardous Materials at, from or near the Site or the Facility. Tenant's obligations under this Section 3.3 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Site and the Facility of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Leased Property and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Site or the Facility not relet by Landlord in Landlord's sole discretion, which Rent shall be prorated daily.

3.4 Completion of the Tenant Required Work.

3.4.1 Tenant, at its sole cost and expense, hereby agrees to promptly diligently perform and complete or cause the performance and completion of all construction and other work necessary and appropriate to complete the work described on Schedule 3.4 (each work item specified, a "**Required Work Item**" and, collectively, the "**Tenant Required Work**") and in the manner required under this Lease, as reasonably determined by Landlord. Tenant and its Affiliates shall, and shall cause its and their subcontractors and its and their personnel to, use Prudent Industry Practices in compliance with the Standards to perform and complete the Tenant Required

Work (and the Required Work Items) on or prior to the dates specified on Schedule 3.4 for completion thereof. The Tenant Required Work (and any Required Work Item) shall become part of the realty constituting the Site and the Facility, and shall belong to Landlord and shall not be removed by Tenant. The descriptions, time frames, cost estimates and other information set forth in Schedule 3.4 may be modified and adjusted based on further review by Landlord and Tenant after the Effective Date, if and to the extent mutually agreed upon by the Parties.

3.4.2 Pursuant to the terms of the PSA, the Purchase Price (as defined in the PSA) is payable in two installments with the second installment (the "**Second Installment**") being paid by Landlord to Tenant in periodic disbursements as reimbursement for costs and expenses incurred by Tenant in the performance of any Required Work Item and the Tenant Required Work in accordance with the terms of this Section 3.4. Tenant acknowledges and agrees that no portion of the Second Installment shall be earned by Tenant in its capacity as the Seller under the PSA or be due and payable by Landlord unless and only to the extent that the Second Installment (or portion thereof) is disbursed to Tenant as provided in this Section 3.4.

3.4.3 Upon Tenant's determination that the Tenant Required Work is completed, Tenant shall deliver a notice to Landlord certifying to Landlord that the Tenant Required Work has been completed in accordance with the terms of this Lease (the "**Completion Notice**"), which Completion Notice shall include documentation sufficient for Landlord to evaluate and verify that the Tenant Required Work has been completed in accordance with the Standards and the requirements of this Lease. Within thirty (30) days following the date on which the Completion Notice is received, Landlord shall either (i) if Landlord agrees with the Completion Notice (which agreement shall not be unreasonably withheld, conditioned or delayed), countersign and deliver to Tenant a copy of the Completion Notice confirming Landlord's determination that the Tenant Required Work has been completed, together with delivery of payment of the remaining portion of the Second Installment to Tenant, or (ii) if reasonable cause exists for Landlord objecting to Tenant's conclusion, deliver written notice to Tenant that the Tenant Required Work has not been completed in compliance with this Lease and, accordingly, that the conditions for payment of the remaining portion of the Second Installment have not been satisfied. Any notice by Landlord pursuant to clause (ii) above shall state in reasonable detail Landlord's basis for such determination and, if applicable, provide documentation and other materials supporting Landlord's conclusion. Upon Tenant's completion of required corrective measures to address any defects noted by Landlord, such that the Tenant Required Work is completed in accordance with this Lease, Tenant shall deliver a new Completion Notice to Landlord, and the procedure set forth in the first two (2) sentences of this Section 3.4.3 shall be repeated as necessary until the Tenant Required Work is completed as required under this Lease.

3.4.4 Notwithstanding anything to the contrary provided in this Section 3.4, the Second Installment will be paid by Landlord to Tenant in periodic disbursements (but not more frequently than twice per month) as Required Work Items are completed, until the entirety of the Second Installment has been paid to Tenant, or otherwise applied to costs with respect to the Tenant Required Work, subject to and in accordance with the terms of this Section 3.4. Within thirty (30) days following the Effective Date, Landlord and Tenant will negotiate in good faith reasonable and appropriate terms and conditions for the disbursements of the Second Installment as described herein. Such reasonable terms and conditions will provide for Tenant's submission of requests for disbursements together with relevant information and materials (including, invoices,

plans, lien waivers and estimates of remaining work for the applicable Required Work Items) as may be reasonably necessary for Landlord's review and approval of such requests in its reasonable discretion.

3.4.5 In no event shall Landlord's confirmation that the Tenant Required Work had been completed limit Tenant's obligations hereunder with respect to the Facility, including maintenance, repairs and replacements thereof, and compliance with the Standards. Tenant acknowledges and agrees that completion of the Tenant Required Work and payment of all costs and expenses therefor (including any costs and expenses in excess of the Second Installment) shall be the sole responsibility of Tenant and that Landlord shall have no obligation to either complete the Tenant Required Work or to pay any costs in connection therewith (other than for disbursements of the Second Installment to Tenant in accordance with this Section 3.4). The foregoing shall apply as between Tenant and Landlord. Notwithstanding anything to the contrary contained in this Lease or any assignment of the construction contracts under the PSA, Tenant shall have all of the rights and obligations of the "Owner" under the construction contracts and Tenant shall have the right (i) to make claims against contractors performing the Tenant Required Work, (ii) to settle all such claims and (iii) retain all damages received from contractors, subject to the terms of the applicable construction contract and any settlement agreement concerning the same, without Landlord's consent; provided that the existence or pendency of any such claims shall not toll, suspend, delay or deter the time by which Tenant must perform any of its obligations or otherwise mitigate or excuse any failure by Tenant to perform any of its obligations with respect to the Tenant Required Work.

3.4.6 Notwithstanding the foregoing, if Tenant fails to complete any Required Work Item on or prior to the date specified on Schedule 3.4 for completion thereof, as such dates may be extended with Landlord's prior consent, which shall not be unreasonably withheld, conditioned or delayed, then at Landlord's option and without any obligation to do so, upon prior notice to Tenant, Landlord may proceed to perform work on such Required Work Item and the Second Installment shall be offset on a dollar-for-dollar basis for any actual and reasonable costs and expenses incurred by Landlord (or any Affiliate) in connection with Landlord's performance of any of the Tenant Required Work. In the event that Landlord completes all of the Tenant Required Work, the remaining balance of the Second Installment (reflecting the aforesaid offset for Landlord's costs and expenses), if any, shall be paid to Tenant. To the extent that the total costs and expenses incurred by Landlord to perform or complete the Tenant Required Work pursuant to this Section 3.4.6 exceed the Second Installment in its entirety, Tenant shall promptly reimburse Landlord in an amount equal to such excess, which amount shall constitute Additional Rent due hereunder.

3.5 Alterations.

3.5.1 Consent. Excluding Tenant Required Work (which is addressed in Section 3.4 above), Tenant may make any alterations, improvements, additions or changes to the Site and the Facility (collectively "**Alterations**") that meet all of the following criteria without first obtaining Landlord's Consent: (a) the Alterations are nonstructural, (b) the Alterations cost less than FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00) per project which amount shall be increased by the same percentage as the Index during the Term of this Lease); and (c) after the Alterations, the Facility will continue to be used for the Permitted Use (collectively,

Alterations meeting the criteria of (a)-(d), "**Minor Alterations**"). Any Alterations that are not Minor Alterations shall be subject to Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed; provided; however; that Tenant shall not make any Alterations (including Minor Alterations) that either (x) reduce the net growing area or overall production capacity of the Facility or otherwise materially adversely affect the ability of the Facility to produce crops, or (y) materially adversely affect the ability of Tenant, AppHarvest Parent, or any other Affiliate of Tenant (as the case may be) to perform its obligations under this Lease or the Marketing Agreement, without Landlord's prior written approval, in Landlord's sole discretion. In no event shall Alterations include the Tenant Required Work, or any repairs, maintenance, replacements or restoration of the Facility, or any replacement of Parts in connection therewith, pursuant to the terms of this Lease. Except as expressly provided in Section 3.5.2, all Alterations shall become part of the realty constituting the Site and the Facility, and shall belong to Landlord and shall not be removed by Tenant. Tenant shall reimburse Landlord for any third-party expenses reasonably incurred by Landlord in connection with the review, inspection, and coordination of Tenant's plans for Alterations and Tenant's performance thereof. Tenant hereby agrees to provide copies of all plans of such Alterations, regardless of whether Landlord's consent is required. Tenant shall diligently and expeditiously complete any Alterations commenced. If any Alteration is anticipated to cost more than ONE MILLION 00/100 DOLLARS ($1,000,000.00), Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord. Landlord shall, at the time it provides its approval for a proposed Alteration, advise Tenant whether the Alteration, or any portion thereof, is a Required Removable, as defined in Section 4.3.3.

3.5.2 Title to Alterations. Title to any Alterations constituting expansions of the Facility, will vest pro rata in the person(s) who funded the Alterations without further act, in portion to the amount of funds contributed for such Alteration. Any Alterations funded by Tenant shall not be deemed part of the Leased Property until the Termination Date, at which time Landlord may opt to (a) require the removal of such Alterations pursuant to Section 4.3.3, or (b) purchase the Alterations for a price equal to the fair market value thereof, taking into account the values ascribed to similar alterations to controlled environment agricultural facilities for the types of crops produced at the Facility, as agreed by Tenant and Landlord in their reasonable discretion. In no event shall the Alterations be removed by Tenant prior to the Termination Date, except as expressly provided herein. For purposes of this Lease, "**Trade Fixtures**" shall mean a piece of equipment placed on the Site owned by Tenant and used in Tenant's trade or business. For the avoidance of doubt, Trade Fixtures shall not include, without limitation, Facility systems and machinery, built-in cabinet work and/or purpose-built mezzanine space, HVAC units, air handling, electrical, mechanical and plumbing equipment and related ducts, shafts, and conduits, all exterior venting fume hoods, walk-in freezers and refrigerators, electrical panels and power back-up distribution systems and irrigation, gutter, screening, mobile gulley and hydroponic systems. The parties agree that Landlord will be treated for all purposes, including tax purposes, as the owner of (and will be the party entitled to claim depreciation or other cost recovery deductions for federal tax purposes with respect to) any Alterations, equipment, or personal property that were paid for, or reimbursed by, Landlord, and Tenant will be treated for all purposes, including tax purposes, as the owner of (and will be the party entitled to claim depreciation or other cost recovery deductions for federal tax purposes with respect to) any Alterations to the extent that the costs for such Alterations were

paid for by Tenant. Unless required to adopt a contrary position as a result of an administrative or judicial proceeding, the parties shall take no action inconsistent with, the intentions set forth in this paragraph. The parties will provide each other with such cooperation as is reasonably necessary to implement the intentions of this paragraph.

3.5.3 Liens. With respect to any Alterations, Tenant hereby agrees as follows: (a) Tenant shall not cause or permit any construction, mechanics' or other liens or encumbrances to be placed upon the Site or the Facility, or Tenant's leasehold interest hereunder, whether in connection with any work or service done or purportedly done by or for the benefit of Tenant, its subtenants, or any other party acting under or through Tenant, or otherwise (except, for the avoidance of doubt, liens under the Security Documents), (b) Tenant shall cause all Alterations to be constructed free of all liens, in accordance with all Applicable Laws and shall, upon Landlord's request, deliver lien waivers to Landlord in the form required by Applicable Law, (c) Tenant shall pay the costs of the Alterations and so that Landlord and the Leased Property will be protected against any loss from any mechanic's, materialmen's, or other liens, and (d) prior to the commencement of the construction of any Alterations, Tenant shall give to Landlord evidence of the insurance required by Section 6.2. Notwithstanding the foregoing or anything to the contrary in this Lease, Tenant may contest any lien if (i) such lien is the subject of a bona fide dispute in which Tenant is contesting the amount or validity thereof, (ii) Tenant notifies Landlord of such dispute, and (iii) such lien is fully bonded by Tenant to the reasonable satisfaction of Landlord and any Mortgagee. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Site, other than Tenant's Required Work and any Alterations that are purely cosmetic.

3.5.4 Requirements.

(a) Prior to starting work on any Alterations, Tenant shall furnish Landlord with two (2) complete sets of professionally prepared working drawings (which shall include any architectural, structural, electrical, mechanical, computer system wiring, and telecommunication plans, which shall all be in CAD or other electronic format if requested by Landlord); names of contractors reasonably acceptable to Landlord; required permits and approvals; and evidence of contractor's and subcontractor's insurance in amounts reasonably required by Landlord and naming as additional insureds the Landlord, the managing agent for the Facility, and such other additional insured parties as Landlord may designate for such purposes.

(b) Any changes to the plans and specifications for Alterations (other than de minimis changes that do not affect the Facility's structure or mechanical systems, do not cause the cost of the Alterations to exceed $500,000.00, and that otherwise would not require Landlord's consent to the Alterations pursuant to Section 3.5.1) must also be submitted to Landlord for its approval, which shall not be unreasonably withheld, conditioned or delayed (except as set forth herein). Prior to commencing Alterations, Tenant shall provide Landlord with a copy of the contract for the Alterations and evidence satisfactory to Landlord as to the existence of all necessary permits and/or other governmental or utility approvals required in connection therewith (to the extent not previously provided). Alterations shall be (i) constructed in a good and workmanlike manner, (ii) consistent with Prudent Industry Practices in substantial accordance with the

plans and specifications provided to Landlord prior to the commencement thereof, (iii) ensured by Tenant to not impair any Facility system, (iv) designed and performed in accordance with all Applicable Laws. Upon reasonable prior notice to Tenant, Landlord shall have the right to inspect any such work during normal working hours as it may deem necessary so long as such inspections do not interfere with Tenant's work (but Landlord shall not thereby assume any responsibility for the proper completion of the Alterations in accordance with the terms of this Lease, nor any liability arising from the improper performance thereof). Tenant shall reimburse Landlord for any actual and reasonable third-party expenses incurred by Landlord in connection with the review, inspection, and coordination of Tenant's plans for Alterations and Tenant's performance thereof.

3.5.5 Construction Oversight Fee. With respect to any Alterations requiring Landlord's consent under Section 3.5.1, Tenant shall pay Landlord a construction oversight fee ("**Construction Oversight Fee**") equal to the sum of three percent (3%) of total hard and soft project costs, provided that Landlord's obligations in connection with the Alterations are limited to oversight only and not direct management of the project. The Construction Oversight Fee shall be calculated based on hard and soft project costs for the Alterations that were approved by Landlord for the portion of work that has been performed and invoiced and shall be payable monthly in arrears concurrent with the approved hard and soft project costs for the Alterations during the applicable month.

3.5.6 Completion. Upon the completion of any Alterations, Tenant shall, to the extent applicable, promptly give to Landlord (a) a reproducible copy of the "as-built" plans (in CAD or other electronic format, if requested by Landlord) for such Alterations, (b) a certificate of completion executed on behalf of Tenant's architect and/or engineering certifying completion of such Alterations in accordance with the respective plans and specifications, (c) a copy of the certificate of occupancy issued by the applicable governmental authorities and other applicable municipal or local sign-offs and inspection reports with respect to such Alterations, (d) copies of any warranties or guarantees with respect to such Alterations, and (e) any other items reasonably required by Landlord for closing out the particular work in question. Landlord's approval of an Alteration shall not be deemed to be a representation by Landlord that the Alteration complies with Law or will not adversely affect any Facility system.

3.6 Jeopardy of Insurance. Tenant shall neither do nor omit to do anything that might result in the actual or threatened reduction or cancellation of or material adverse change in insurance carried by Landlord (if any), or Tenant on the Leased Property. If any such insurance is actually, or threatened to be, cancelled, reduced or materially adversely changed by an insurer as a result of the use or occupancy of the Leased Property or any article kept in or about the Site or the Facility or any act or omission of Tenant or any person for whom Tenant is in law responsible or any occupant of the Site, and if Tenant fails to remedy the condition or the use or occupancy giving rise to such actual or threatened cancellation, reduction or change within three (3) business days after notice thereof, Landlord may, without limiting its other remedies for the default, enter upon the Site and remedy the condition, use or occupancy giving rise to such actual or threatened cancellation, reduction or change, and Tenant shall pay to Landlord its cost of doing so within ten (10) days following invoice, plus an administrative fee equal to ten percent (10%) of such cost. Landlord shall not be liable for any damage to either the Facility or any property located on the Site as a result of such entry.

3.7 Marketing Agreement. At all times during the Term of this Lease, Tenant shall comply with (and cause its Affiliates, including but not limited to AppHarvest Parent, to comply with, as applicable) all material terms, provisions, and covenants applicable to it under the Marketing Agreement (or any replacement marketing agreement that is identical in all material respects to the Marketing Agreement).

3.8 Project Documents and Project Governmental Approvals.

3.8.1 (a) At all times during the Term of this Lease, at Tenant's sole cost, Tenant: (i) shall perform and comply with all agreements and contracts related to the use, operation, maintenance, or repair of the Facility, including, without limitation, (x) agreements for the supply of necessary utility services to the Facility (e.g., water, gas, electricity), or (y) a leases, or similar arrangements, with respect to Tenant's Personalty at the Facility, in each case except for the Transaction Documents (each item referred to in this clause (i), a "**Project Document**" and, collectively, the "**Project Documents**"); (ii) secure and comply with all permits, licenses, approvals, consents, orders, registrations, notices, determinations, privileges, franchises, memberships, certificates, entitlements and other authorizations filed with or issued by governmental authorities, including environmental, food health and safety, occupational health and safety, site plan approval, building permits, certificates of occupancy, and all amendments, modifications, supplements, general conditions and addenda thereto for the lease, use, operation, maintenance and repair of the Facility in accordance with the Standards (such approvals, each a "**Project Governmental Approval**" and, collectively, the "**Project Governmental Approvals**"); and (iii) arrange to have a continuous supply of water available to the Facility in volumes fully sufficient to support the Permitted Use pursuant to this Lease.

(b) Tenant hereby represents to Landlord that the Project Documents and Project Government Approvals set forth on Schedule 3.8 are in full force and effect and constitute all of the Project Documents and Governmental Approvals required for the operation of the Facility in accordance with the Standards.

3.8.2 Without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall not and shall not permit its Affiliates to (i) cancel or terminate any Project Document or consent to the cancellation or termination of any Project Document, unless replaced by a new Project Document on substantially similar terms; (ii) surrender any Project Governmental Approval; (iii) sell, assign, sublease, or otherwise transfer (by operation of law or otherwise) any part of its interests, rights, or obligations in, to, or under any Project Document or Project Governmental Approval (other than to Landlord at the expiry of the Term or at such other time as mutually agreed to by the Parties); (iv) waive any material default under, or material breach of, any Project Document or waive, fail to enforce, forgive, compromise, settle, adjust or release any material right, interest, entitlement, howsoever arising, under, or in respect of, any such Project Document; (v) except in the ordinary course of Tenant's business operations at the Facility, (1) amend, supplement, renew, or modify any Project Document or Project Governmental Approval; or (2) enter into any new Project Document or apply for any Project Governmental Approval; or (vi) resolve any material dispute relating to any Project Document or Project Governmental Approval.

3.8.3 Landlord shall have the right (but not the obligation) to pay any amounts properly due and owing by Tenant under any of the Project Documents or the Project Governmental Approvals that, to Landlord's knowledge, are not subject to a valid dispute by Tenant. In the event that Landlord makes any such payments, the amounts paid by Landlord will become Additional Rent to be paid directly to Landlord by Tenant as part of the next payment of Additional Rent due hereunder.

3.8.4 In the event that Tenant enters into any Project Documents on or after the Commencement Date, Tenant shall cause such Project Document to permit assignment thereof by Tenant to Landlord or the owner of the Facility.

3.9 Security Documents. Tenant shall (i) perform and observe all of the covenants and obligations contained in each of the Security Documents to be performed and observed by it; (ii) maintain and comply in all respects with the terms of the Security Documents now or hereinafter in effect; and (iii) take all reasonable and necessary action to prevent the termination or cancellation of any Security Document.

3.10 Litigation. Excluding litigation or proceedings by Tenant against Landlord and any claims against contractors related to the Tenant Required Work (as set forth in this Lease), without the prior written consent of Landlord, Tenant will not commence or settle any litigation or proceeding (or any written threat or notice of the intention of any person to file or commence any litigation or proceeding) including any litigation or proceeding under Environmental Laws, concerning Landlord or the Leased Property, to the extent any such litigation or proceeding (i) involves a claim which equals or exceeds two hundred fifty thousand dollars ($250,000.00), (ii) if determined adversely, would reasonably be expected to have a material adverse effect on Tenant, Landlord or the Leased Property, (iii) seeks injunctive or similar relief related to the Facility, or (iv) relates to the transactions contemplated by the Transaction Documents.

3.11 Sale of Assets. Without the prior written consent of Landlord, Tenant shall not sell, assign, lease, sublease, or otherwise transfer all or any portion of its rights or interests in, to, or under the Leased Property, or any other asset material to the use, operation, maintenance, or repair of the Facility, except (i) to Landlord on the expiry of the Term or at such other time as mutually agreed to by the Parties; (ii) in the ordinary course of operating, maintaining, and repairing the Facility; (iii) in connection with the transfer or removal of any obsolete, worn out, or surplus personal property so long as doing so does not impair the value or functionality of the Project or the ability of the Project to grow, harvest, and pack crops in accordance with the Standards; (iv) in connection with sales of crops produced from the Facility or associated products pursuant to the Project Documents; (v) in connection with the replacement of assets with assets of at least the same functional capability and warranties; (vi) in connection with any transaction permitted pursuant to Article 5; or (vii) to Landlord (or any Affiliate thereof) pursuant to the Security Documents.

3.12 Personalty and Personnel. Throughout the Term, Tenant shall procure and provide, at its sole cost and expense, all Personalty and personnel necessary for performance and completion of its obligations under this Lease. All contracts relating to the ownership or right to use the Personalty and agreements with respect to personnel shall be in the name of Tenant. Tenant shall ensure that all persons who perform or will perform any portion of Tenant's obligations

hereunder are qualified to perform such services and have all business and professional license certifications which may be required to comply with the Standards.

3.13 Notices. In addition to any other notice requirements herein, Tenant will furnish or cause to be furnished the following notices to Landlord, promptly upon receipt by Tenant or any Affiliate (or upon knowledge thereof):

(a) (1) copies of any termination notice, notice of an event of default, notice of breach under, a Project Document and (2) any proposed or executed amendments or modifications of any Project Document;

(b) copies of any written notice of force majeure under any Project Document;

(c) that a Project Governmental Approval has been cancelled, suspended, terminated or materially impaired;

(d) any cancellation or material change in the terms, coverage or amounts of any insurance policy required pursuant to Section 6.2.1 hereof;

(e) the commencement of any litigation, action, proceeding, or investigation, or of the threat of any litigation, action, proceeding, or investigation, against Tenant or the Leased Property by any person (including any governmental authority);

(f) copies of any material, written communications with any governmental authority with respect to the Leased Property;

(g) any matter which has, or could reasonably be expected to have, a material adverse effect on the operations of the Facility; and

(h) other information or documents relating to the operation and maintenance of the Facility or Tenant's ability to perform its obligations under the Transaction Documents as Landlord may reasonably request.

3.14 Production. Throughout the Term, Tenant shall use the Facility to grow, cultivate and otherwise produce leafy greens including herbs (or such other product as mutually agreed upon between Landlord and Tenant, the "**Berea Products**") in volumes of at least seventy-five percent (75%) of the volume consistent with the Forecast (as defined in the Marketing Agreement) applicable with respect to the Facility only; subject to adjustments in connection with a Force Majeure Event (as defined in the Marketing Agreement).

ARTICLE 4
REPAIR AND MAINTENANCE; NO SERVICES

4.1 Tenant Repair and Maintenance Obligations. The parties intend for this Lease to be absolutely triple net. Landlord shall have no obligation whatsoever to repair, replace or maintain any portions of the Leased Property. Tenant shall be responsible for all repairs, replacements and maintenance of the Leased Property, and shall repair, replace and maintain the

Leased Property in substantially the condition as exists as of the Commencement Date (and as it may be improved or altered thereafter), keep same in good order, condition and repair, and in compliance with Applicable Laws and the Standards, ordinary wear and tear and casualty excepted. Tenant shall further promptly replace, or cause to be replaced, all components of the Facility (including Trade Fixtures) (collectively, "**Parts**") that may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. Tenant shall undertake any replacement of Parts in accordance with the Standards and in such a manner to preserve the estimated remaining economic useful life of the Facility (it being understood and agreed that the Tenant shall not delay maintenance, repairs, and improvements that would negatively impact such economic useful life of the Facility). Tenant shall ensure that all replacement Parts (excluding Trade Fixtures) will be free and clear of all liens and will be in as good operating condition as, and will have a value, utility, and remaining useful life equal to or better than, the replaced Parts assuming such replaced Parts were in the condition and repair required by the terms hereof; provided, that all repairs, replacements (including replacement Parts), and maintenance performed by Tenant shall be subject to the requirements in Section 3.5, except that Landlord's prior written consent shall not be required.

4.2 Title to Maintenance, Repairs and Replacements. As between Tenant and Landlord, all Parts (excluding Trade Fixtures) at any time removed from the Facility (other than Parts constituting Tenant's Personalty) shall remain the property of Landlord, no matter where located, until such time as such Parts are replaced by Parts that have been incorporated or installed in or attached to the Facility and that meet the requirements for replacement Parts specified in Section 4.1. Immediately upon any such replacement Part (excluding Trade Fixtures) and any maintenance and repair work becoming incorporated or installed in or attached to the Facility, without further act (i) title to such replacement Part and maintenance and repair work will thereupon vest in Landlord, (ii) such replacement Part and maintenance and repair work will become subject to this Lease and be deemed part of the Facility for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to the Facility, and (iii) upon replacement thereof, title to any removed Part will vest in the Tenant, and such removed and replaced Part shall no longer be deemed a Part of the Facility.

4.3 Condition of Leased Property on Surrender.

4.3.1 On the Termination Date, Tenant shall give Landlord possession of the Leased Property (other than Tenant's Trade Fixtures), in good, broom clean condition, free of all debris, excepting only ordinary wear and tear and damage that Tenant is not required to repair or restore under this Lease. On or prior to the Termination Date, Tenant shall also (a) remove all of Tenant's furniture, Trade Fixtures, tools, consumables, supplies, goods, furnishings, equipment belonging to the Tenant, and other personal property (collectively, the "**Personalty**"), and (b) repair any damage caused by the removal of such Personalty. All of Tenant's Personalty not so removed by Tenant, may be removed by Landlord and stored, at Tenant's sole risk and expense, and in any event, Landlord shall not be responsible for the value, preservation, or safekeeping thereof. Tenant shall pay to Landlord, upon demand, all reasonable expenses so incurred by Landlord, including the cost of repairing any damage caused by removal and storing such Personalty. Any such Personalty not claimed by Tenant within thirty (30) days after Tenant's surrender of the Leased Property shall, at Landlord's option, be deemed either abandoned or

conveyed by Tenant to Landlord under this Lease without further payment or credit by Landlord to Tenant.

4.3.2 On the Termination Date, Tenant shall assign to Landlord: (a) all of its rights under the Project Documents, Project Governmental Approvals and all other associated rights (if/as applicable at such time) to the extent assignable, provided, however, that no such assignment and acceptance of the Project Governmental Approvals and Project Documents by Landlord shall relieve Tenant from its indemnification obligations hereunder for its actions or inactions on or prior to the Termination Date; and (b) all manufacturers' and contractors' warranties with respect to the Leased Property (including all fixtures therein or thereon but excluding Tenant's Trade Fixtures) to the extent assignable. Tenant shall use commercially reasonable efforts to obtain the consent of counterparties to the Project Documents and the Project Governmental Approvals, and the issuers of such warranties (which may include, in each case without limitation, the payment of an assignment fee), in each case to the extent that such consent is required for the assignment to Landlord. Tenant shall further deliver to Landlord all material records in its possession relating to the Leased Property, the Project Documents and the Project Governmental Approvals, including all payments and collections; and shall take any other actions that Landlord reasonably deems necessary to effectively transfer title to the Leased Property, Project Documents, and Project Governmental Approvals to Landlord. If Tenant shall fail to assign the same to Landlord within ten (10) days of the Termination Date as required by this Section 4.3.2, Tenant hereby irrevocably appoints Landlord as its attorney-in-fact, which agency is coupled with an interest, to prepare, execute and file or record such documentation as Landlord may determine is reasonably necessary to assign the same.

4.3.3 Landlord, at the time required by Section 3.5.1, by written notice to Tenant may require Tenant, at Tenant's expense, to remove any Alterations that, in Landlord's reasonable judgment, are of a nature that are not customary improvements for controlled environment agriculture facilities and would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard improvements for the Permitted Use ("**Required Removables**"). Required Removables may include, without limitation, raised floors, vaults, rolling file systems, structural alterations and modifications (including any slab penetrations) other than de minimis alterations and modifications associated with connection of other improvements to the structure of the Facility or relocation of demising walls provided that the same are otherwise consistent with similar facilities or buildings (as the case may be). Notwithstanding the foregoing, any fixtures or improvements existing within the Site on the Commencement Date and the Tenant's Required Work, shall not be deemed Required Removables. The Required Removables shall be removed by Tenant before the expiration or earlier termination of this Lease in accordance with this Section 4.3, unless otherwise directed by Landlord. The obligations of the Parties under this Section 4.3 shall survive termination or expiration of this Lease.

4.4 No Services and Utilities. Landlord shall not be obligated to furnish to the Site or the Facility any services (including, without limitation, janitorial services) or water, gas, electricity, air conditioning, flue gas, CO_2, heat, septic, sewer, refuse collection, telephone or any other utility services, and Tenant shall contract directly with the providers of all services and utilities Tenant desires to receive at the Site or the Facility, at Tenant's sole cost and expense. Tenant shall have the right to add alternative electricity sources such as additional solar panels, the installation of which shall be subject to Section 3.4. Landlord is not responsible for the furnishing of, or any

interruption, diminishment or termination of, services or utilities, whether due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, or utility interruptions, and no such interruption, diminishment, or termination shall render Landlord liable to Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. Landlord shall in no event be required under any provision of this Lease or Applicable Law to maintain or repair or to make any alterations, rebuildings, replacements, changes, additions or improvements on or off the Site or the Facility during the Term of this Lease. Tenant acknowledges that it shall be responsible for providing and procuring all other services necessary to its operations in and on the Site or the Facility.

ASSIGNMENT AND SUBLETTING

5.1 General Prohibition on Transfers.

5.1.1 Transfers Generally. Tenant shall not, directly or indirectly, make a Transfer (as defined below), without Landlord's consent, except as expressly set forth in this Article 5, and any purported Transfer that does not comply with the provisions of this Article 5 shall, at Landlord's option, be deemed an Event of Default by Tenant and shall be voidable by Landlord. Landlord shall not unreasonably withhold, condition, or delay its consent to an assignment of this Lease or any sublet of the Leased Property, subject to the terms and conditions of this Article 5. Without limitation, it is agreed that Landlord's consent shall not be considered unreasonably withheld if the proposed Transferee (defined below) (a) is a governmental entity, (b) is incompatible with the character of occupancy of the Facility or the Site, (c) is an entity with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits, (d) would not use the Facility for the Permitted Use, (e) is a direct competitor of Landlord or any of its Affiliates (as reasonably determined by Landlord), (f) would limit or otherwise adversely affect the rights and benefits to Landlord and its Affiliates under the Marketing Agreement, or (g) if there is any other reasonable ground not stated above for withholding consent.

As used herein:

(a) "**Transfer**" means any assignment, pledge, mortgage, charge, debenture (floating or otherwise), hypothecation, encumbrance, lien attaching to, collateral assignment, or other transfer of this Lease or the leasehold created hereby, or any sublet, license, or other transfer of any portion of the Leased Property, or any Interest Transfer (as defined below), in any case whether voluntarily, by operation of law, or otherwise, or permitting the Leased Property to be used or occupied by anyone other than Tenant.

(b) "**Transferee**" means the party to which a Transfer is made.

(c) "**Interest Transfer**" means if Tenant is a corporation, trust, partnership, limited liability company or other entity, (i) subject to Section 5.2, the direct or indirect transfer of a Controlling Interest or a majority of the voting stock, beneficial interest, partnership interests, membership interests or other ownership interests therein (whether at one time or in the aggregate) or (ii) the sale, mortgage, hypothecation, or pledge of more than 50% of Tenant's net assets. A "**Controlling Interest**" means the effective control over such entity.

5.1.2 Consent Requests. If Tenant desires to effect a Transfer and such Transfer requires Landlord's consent, then Tenant shall give to Landlord Notice thereof at least thirty (30) days, but not more than sixty (60) days, prior to the proposed effective date of the Transfer, which Notice shall include (a) the name and address of the proposed Transferee, (b) the relevant terms of the Transfer, (c) copies of financial reports and other relevant financial information for the proposed Transferee, (d) information regarding the nature of the business the proposed Transferee intends to operate in the Site and the Facility and how long the proposed Transferee has operated such business, (e) a fully executed copy of the proposed assignment, sublease, or other document to be used to effect the Transfer (the "**Transfer Document**"), and (f) payment to Landlord of One Thousand and No/100 Dollars ($1,000.00) as a transfer review fee. In addition, Tenant shall reimburse Landlord for any third-party expenses reasonably incurred by Landlord in connection with the review, inspection, and coordination of Tenant's request for Landlord's consent to a Transfer, not to exceed $5,000 per request (which amount shall be increased by the percentage increase in the Index from the Commencement Date).

5.1.3 Permitted Transfer. Notwithstanding anything in this Article 5 to the contrary, Tenant may assign its interest in this Lease or sublease all or any part of the Leased Property (each a "**Permitted Transfer**") to a Permitted Transferee (defined below) with notice to Landlord (delivered prior to the Transfer, or in the event Tenant is prohibited from doing so by Applicable Laws or contractual obligations, then as soon as reasonably practical) but without Landlord's prior written consent; provided, that (i) with respect to a Permitted Transfer involving an assignment of this Lease, the Permitted Transferee assumes this Lease by a written assumption agreement delivered to Landlord prior to the effective date of such Permitted Transfer (unless such prior delivery is prohibited by Applicable Laws, in which event Tenant shall deliver such assumption agreement as soon as allowed), (ii) the Permitted Transferee shall use the Leased Property only for the Permitted Use, (iii) the occurrence of a Permitted Transfer shall not waive Landlord's rights as to any subsequent Transfer, (iv) the credit worthiness of the Permitted Transferee (or any guarantor of the Permitted Transferee's obligations under this Lease) shall be sufficient (in Landlord's reasonable discretion) to satisfy Tenant's obligations under the Lease (including, but not limited to, the payment of Rent), (v) the Permitted Transferee shall expressly assume all of Tenant's obligations under this Lease, including, without limitation, all Tenant covenants and liabilities herein with respect to the Marketing Agreement (the form and content of such assumption shall be subject to Landlord's reasonable approval), and (vi) Tenant shall have given Landlord written notice at least thirty (30) days before such Transfer (unless such notice is prohibited by applicable Law, in which event Tenant shall give such notice within ten days following such Transfer, together with evidence of satisfaction of such requirements) (clauses (i) through (vi), collectively, the "**Transfer Conditions**").

As used in this Lease: (A) "**Affiliate**" means, with respect to any person, any other person: (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such person; or (ii) which, directly or indirectly, beneficially owns or holds 10% or more of any class of stock of or any other economic ownership interest in such person; (iii) 10% or more of the direct or indirect economic ownership of which is beneficially owned or held by such person; or (iv) a Successor corporation, limited liability company or other entity; (B) "**Successor**" means any (i) business entity in which or with which such specified person is merged or consolidated in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Tenant's obligations under this

Lease are assumed by the Successor (and all other conditions above, including the Transfer Conditions, are satisfied), or (ii) the successor or surviving corporation or other entity in the event of a merger or consolidation of such specified person with another corporation, so long as Tenant's obligations under this Lease are assumed by the Successor; (C) "**Purchaser**" means any person or entity who or which acquires all or substantially all of the assets or equity interests of Tenant; (D) "**Permitted Transferee**" means an Affiliate, Successor or Purchaser which is not a direct competitor of Landlord or any of its Affiliates (as reasonably determined by Landlord); and (E) "**control**" means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of stock or equity, by contract or otherwise; provided that the right of another person to participate in significant management decisions of the person in question shall not by itself constitute "Control" by such person nor shall it negate "Control" by the primary "Controlling" party (and the terms "Controlled" and "Controlling" have meanings correlative thereto).

5.2 Non-Transfers. For so long as Tenant is a wholly owned subsidiary of a corporation whose ownership equity is available through the free trade of shares of stock on nationally recognized stock exchanges or over-the-counter (OTC) markets that are subject to the oversight of the United States Securities and Exchange Commission, any transfer of Tenant's equity interests (or those of its Affiliates) whatsoever shall not be deemed a Transfer under this Lease and, for the avoidance of doubt, shall not require Landlord's consent.

5.3 Conditions to Effectiveness. As conditions precedent to any Transfer becoming effective and binding on Landlord:

5.3.1 except as otherwise specified herein, prior to the proposed effective date of the Transfer, Tenant shall give to Landlord a copy of the fully executed Transfer Document, which shall (i) be in form and substance reasonably acceptable to Landlord, and (ii) for an assignment of this Lease, contain Transferee's express assumption of Tenant's obligations under this Lease (unless such prior delivery is prohibited by Applicable Laws, in which event Tenant shall deliver such documents as soon as allowed); and

5.3.2 as of the proposed effective date of the Transfer, there shall exist no Event of Default.

5.4 Miscellaneous.

5.4.1 Notwithstanding any Transfer, permitted or otherwise, including without limitation a Permitted Transfer, (a) Tenant shall not be released and shall at all times remain directly, primarily, and fully responsible and liable for the payment of Rent and for compliance with all of the other obligations to be performed by Tenant under the terms, provisions and covenants of this Lease, and (b) if any Transferee defaults under this Lease, then Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee.

5.4.2 Landlord's consent to any sublease shall not be construed as or imply any agreement on Landlord's part not to disturb any subtenant's possession of the Leased Property upon an Event of Default by Tenant or upon any other termination of this Lease. Upon the

occurrence of an Event of Default, if all or any portion of the Leased Property is then subject to one or more subleases, then Landlord, in addition to any other remedies provided in this Lease or at law or in equity, may collect directly from the subtenants under such subleases all rents due and becoming due to Tenant or a Transferee under such subleases and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant's obligations under this Lease.

ARTICLE 6
INDEMNIFICATION; RELEASE; INSURANCE

6.1 Indemnification and Release.

6.1.1 Indemnification of Landlord. To the extent permitted by Applicable Law, Tenant shall protect, indemnify, release, defend and hold Landlord (and the Landlord Parties) harmless from and against any and all Claims to the extent caused by or incurred by reason of: (a) any damage to any property (including the property of Landlord), or any injury (including death) to any person, occurring in, on, or about any portion of the Facility or the Site, except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or the Landlord Parties; (b) any Alterations, work, or other thing done by Tenant or any Tenant Parties in or about any portion of the Facility or the Site, or from transactions of Tenant concerning any portion of the Leased Property; (c) Tenant's failure to comply with any Applicable Laws and the Project Governmental Approvals; and (d) any breach or default by Tenant (or any of its Affiliates party to any Transaction Document) of any representation, covenant or other term of this Lease, the Marketing Agreement, the Project Documents, or any other Transaction Document; provided that Tenant shall not be obligated to so indemnify Landlord to the extent any such matter arises from, or is caused by, the willful misconduct or gross negligence of Landlord or the Landlord Parties. Tenant's agreement to indemnify, defend and hold the Landlord and the Landlord Parties (the "**Landlord Indemnitees**") harmless is conditioned upon the Landlord Indemnitees: (i) providing written notice to Tenant of any claim, demand or action arising out of the indemnified activities within thirty (30) days after Landlord has actual knowledge of such claim, demand or action, provided that the failure to so notify Tenant will not relieve Tenant of its obligations hereunder except to the extent such failure has actually materially prejudiced Tenant; (ii) permitting Tenant to assume full responsibility to investigate, prepare for and defend against any such claim or demand, subject to Landlord's reasonable approval of any counsel used in the defense of such claim or demand; (iii) assisting Tenant, at Tenant's expense, in the reasonable investigation of, preparation of and defense of any such claim or demand; and (iv) not settling such claim or demand that would result in a payment in excess of one hundred thousand dollars $100,000.00 (individually or in the aggregate) without Tenants' prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.

6.1.2 Indemnification of Tenant. To the extent permitted by Applicable Law, Landlord shall protect, indemnify, release, defend and hold Tenant (and the Tenant Parties) harmless from and against any and all Claims to the extent caused by or incurred by reason of the negligence or willful misconduct of any Landlord Party, or its employees, agents, invitees, licensees, contractors, subcontractors, materialmen, or suppliers on or about the Leased Property. Landlord's agreement to indemnify, defend and hold the Tenant and the Tenant Parties (the

"**Tenant Indemnitees**") harmless is conditioned upon the Tenant Indemnitees: (i) providing written notice to Landlord of any claim, demand or action arising out of the indemnified activities within thirty (30) days after Tenant has actual knowledge of such claim, demand or action, provided that the failure to so notify Landlord will not relieve Landlord of its obligations hereunder except to the extent such failure has actually materially prejudiced Landlord; (ii) permitting Landlord to assume full responsibility to investigate, prepare for and defend against any such claim or demand, subject to Tenant's reasonable approval of any counsel used in the defense of such claim or demand; (iii) assisting Landlord, at Landlord's expense, in the reasonable investigation of, preparation of and defense of any such claim or demand; and (iv) not settling such claim or demand that would result in a payment in excess two hundred thousand dollars $200,000.00 (individually or in the aggregate) without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.

6.1.3 Release. Tenant hereby releases Landlord and the Landlord Parties from any and all liability for any loss or claim, including all economic losses and all consequential and indirect losses, as a result of loss, damage or injury to the property and persons of Tenant and its employees, as a result of any occurrence in, upon or at the Site or the occupancy or use by the Tenant of the Site, including damage to the Facility (or loss of access thereto), whether or not such loss or claim may have arisen out of the acts, omissions or negligence of Landlord, the Landlord Parties or those for whom Landlord or the Landlord Parties are in law responsible.

6.2 Insurance.

6.2.1 Tenant's Insurance. Tenant shall procure and maintain during the Term, at its sole cost and expense, a policy or policies of insurance protecting Landlord and Tenant against each of the following:

(a) Commercial general liability insurance with respect to the operations of Tenant insuring against bodily injury or death and property damage in amounts (i) not less than $10,000,000 in the aggregate, (ii) not less than $2,000,000 per occurrence and (iii) not less than $10,000,000 of excess umbrella liability insurance. Such insurance shall contain separation of insured clauses and separation of insureds, with Landlord and any third party now or hereafter providing financing to Landlord where such third party has a security interest in the Site or the Facility under such financing shall be included as additional insureds. The amount of such commercial general liability insurance shall be increased from time to time as Landlord may reasonably determine. All such bodily injury and property damage insurance shall insure Tenant's exposure with respect to the indemnity agreement as to personal injury or property damage contained in Section 6.1 herein.

(b) Insurance covering Tenant's construction, alterations, additions or improvements permitted herein (other than the core and shell of the Facility and structural elements of other improvements), existing tenant improvements, trade fixtures and personal property, in an amount not less than 100% of their full replacement cost from time to time during the Term, providing protection on an all risk basis, with coverage commencing on or prior to the commencement of Tenant's construction, for the repair or replacement of the property damaged or destroyed.

(c) Pollution Legal Liability that provides first party coverage for clean-up costs and third party coverage for bodily injury and property damage resulting from pre-existing and future contamination conditions, of at least Five Million Dollars ($5,000,000.00) per pollution event; such coverage shall specifically include this lease as an insured contract.

(d) Property damage insurance covering the core and shell of the Facility and structural elements of other improvements situated upon the Site on a replacement cost basis against loss or damage as provided by the standard fire and extended coverage policy, including, without limitation, risks of direct physical loss as insured against under a special extended coverage endorsement in amounts and with a deductible determined by Landlord in its commercially reasonable discretion, boiler and machinery insurance on a repair or replace basis, and business interruption insurance for a period of not less than twelve (12) months. Such insurance is to follow the form of the real property "all risk" or "special form" coverage and is not to contain a co-insurance clause.

(e) The minimum limits of insurance required to be carried by Tenant shall not limit Tenant's liability. All policies of insurance to be provided by Tenant shall be issued by insurance companies, with general policy holder's rating of not less than A and a financial rating of not less than Class VIII as rated in the most current available "Best's" Insurance Reports, and admitted to do business in the Commonwealth of Kentucky. Such policies shall be issued in the name of Tenant, with Landlord, Landlord's managing agent, lenders, and any other party designated by Landlord ("**Additional Insured Parties**") included as an additional insured. Tenant's property insurance and any builder's risk policy carried by Tenant or its contractors shall identify Landlord or, at Landlord's direction, Landlord's lender, as a loss payee. The full replacement cost of improvements under Tenant's property insurance may be designated by Landlord in the good faith exercise of Landlord's judgment. In the event that Tenant does not agree with Landlord's designation, Tenant shall have the right to submit the matter to an insurance appraiser reasonably selected by Landlord and paid for by Tenant. The insurance appraiser shall submit a written report of his appraisal, and if said report discloses that the improvements are not insured as therein required, Tenant shall promptly obtain the insurance required. The policies provided by Tenant shall be for the mutual and joint benefit and protection of Landlord and Tenant, and certificates of insurance shall be delivered to the Landlord within ten (10) days after the Lease Commencement Date and, thereafter, within thirty (30) days after to the expiration of the term of each such policy. Upon Landlord's request, Tenant shall deliver to Landlord, in lieu of such certificates, copies of the policies of insurance required to be carried under this Section 6.2.1 showing that the Additional Insured Parties are named as additional insureds (with respect to the applicable policies). Tenant shall procure policies for all insurance required under this Lease for periods of not less than one (1) year and shall deliver to Landlord all policies or certificates of insurance with evidence of payment of all premiums for such period. Upon the expiration or termination of any such policy, renewal or additional policies shall be procured and maintained by the Tenant to provide the required coverage. All policies of insurance delivered to Landlord must contain a provision that the company writing said policy will provide Landlord with thirty (30) days' notice in writing in advance of any cancellation or lapse or the effective date of any reduction in the amounts of insurance

(except in the event of non-payment of premium, in which case ten (10) days' written notice shall be given). Notwithstanding the foregoing, if the foregoing requirement that the insurance company provide prior notice to Landlord of cancellation or material change of the applicable policy cannot reasonably be obtained based on then-prevailing insurance industry practices, Tenant shall so advise Landlord of such unavailability and shall instead shall use reasonable efforts to cause its insurer to provide Landlord, and in any event Tenant shall provide Landlord with, notice of any such cancellation of any of Tenant's insurance policies. All of Tenant's commercial general liability, property damage and other casualty policies shall be written as primary policies, not contributing with and not in excess of coverage which Landlord may carry. Tenant agrees that if, after the Commencement Date, Tenant does not take out and maintain the insurance required under this Section 6.2, Landlord may (but shall not be required to) procure, and thereafter maintain, said insurance on Tenant's behalf, and any costs or expenses incurred by Landlord in connection therewith, plus an administration fee of ten percent (10%) of the cost, shall promptly be paid by Tenant to Landlord as Additional Rent.

(f) Notwithstanding anything to the contrary, Tenant's obligation to carry the insurance described in this Section 6.2.1 may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by the Tenant, provided that (i) Landlord will be an additional insured thereunder as its interests may appear; (ii) the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance; and (iii) the requirements set forth herein are otherwise satisfied. In the event of any claims covered by Tenant's insurance, Tenant shall, within 10 days following Landlord's written request, provide Tenant with copies of the applicable insurance policies carried by Tenant pursuant to this Lease.

6.2.2 Landlord's Insurance. Landlord shall obtain and keep in force throughout the Term the following coverages in the following amounts: (a) commercial general liability insurance on an "occurrence" basis on the current ISO CG 00 01 occurrence form or its equivalent with a deductible reasonably acceptable to Landlord with a limit of not less than $5,000,000 per occurrence, and (b) any such other insurance as Landlord's lender may require. Tenant shall provide Landlord with such information from time to time as Landlord may reasonably require in connection with Landlord's determination of the insurance required pursuant to clause (b), above.

6.2.3 Release of Subrogation Rights. Tenant and Landlord each hereby releases the other from liability and waives all right to recover against the other for any loss from perils insured against under their property insurance policies, including any extended coverage and special form endorsements to said policies; provided, however, this Section 6.2.3 shall be inapplicable if it would have the effect, but only to the extent that it would have the effect of invalidating any insurance coverage of Landlord or Tenant. Tenant and Landlord's property damage policies shall contain, if available, a waiver of subrogation clause.

6.2.4 Insurance for Alterations. During the performance of any Alterations by Tenant, (a) the insurance required under this Section 6.2 shall extend to all of Tenant's consultants and contractors (and subcontractors of any tier) and shall include injuries to persons and damage to property arising in connection with such Alterations and (b) Tenant shall also maintain such other insurance as Landlord may reasonably require, including all-risk builder's insurance, each

of which policies shall name Landlord and Landlord's lender as additional insureds and loss payees. Tenant shall give to Landlord copies of the policies of such insurance prior to commencing construction of such Alterations.

ARTICLE 7
THIRD PARTIES

7.1 Subordination, Attornment and Nondisturbance. This Lease shall be automatically subject and subordinate at all times in right, title, interest, lien, encumbrance, priority and all other respects to any first priority mortgages or deeds of trust on, against, or affecting any portion of the Leased Property, or Landlord's interest or estate in any portion of the Leased Property, and to all renewals, modifications, consolidations, replacements, and extensions thereof (each, a "**Mortgage**"); provided that, as a condition precedent to such subordination, Tenant must receive a fully executed subordination, nondisturbance and attornment agreement, substantially in such commercially reasonable form as may be required by Landlord's Mortgagee (as hereinafter defined) (an "**SNDA**") from any current and future encumbrance holder (each, a "**Mortgagee**") with such changes as reasonably requested by Tenant. Landlord shall request an SNDA from each present and any future Mortgagee seeking to subordinate this Lease to the lien of its Mortgage and deliver the same to Tenant. In the event Mortgagee enforces it rights under the Mortgage, Tenant, at Mortgagee's option, will attorn to Mortgagee or its successor; provided, however, that, subject to the terms of any SNDA between Tenant and such Mortgagee (which shall govern in the event of any conflicts with the provisions of this Section 7.1), Mortgagee or its successor shall not be liable for or bound by (i) except for prepaid rent under Section 2.1.4(b) above, any payment of any Rent installment that may have been made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord under this Lease (but Mortgagee, or such successor, shall be subject to the continuing obligations of landlord under the Lease arising from and after such succession, but only to the extent of Mortgagee's, or such successor's, interest in the Leased Property as provided in Article 11), (iii) any then-exercisable credits, claims, setoffs or defenses that Tenant may have against Landlord, or (iv) any obligation to provide tenant improvements allowances or perform tenant improvements to be provided by Landlord hereunder.

7.2 Intentionally Omitted.

7.3 Sale of the Leased Property. Subject to the provisions of Article 11, if Landlord sells or conveys the Leased Property, such sale or conveyance shall release Landlord from any liability from and after such sale or conveyance upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant (to the extent such liability is expressly assumed by such transferee), excluding claims for successor Landlord's failure to apply the Prepaid Rent as provided in Section 2.1.4 if resulting from Landlord's failure to transfer the prepaid rent under Section 2.1.4(b) above to the successor-in-interest if the sale or conveyance occurs during the first twenty-four (24) months of the Term, and in such event, Tenant agrees to look solely to the successor-in-interest of Landlord in and to this Lease with respect to such liabilities that are incurred from and after such sale or conveyance.

7.4 Estoppel Certificates. Within ten (10) business days after Landlord's written request and without charge, Tenant shall execute and deliver to Landlord and any of Landlord's then existing or prospective lenders, investors, or purchasers of any portion of the Leased Property,

a certificate substantially in the form attached as Exhibit B, or in such other commercially reasonable form and containing such other factual information as Landlord or any such lenders, investors, or purchasers, may reasonably require. Any certificate delivered in accordance with this Section 7.4 may be relied upon by any such lender, investor, or purchaser. Within ten (10) business days after Tenant's request, Landlord shall execute and deliver to Tenant and any of Tenant's then existing or prospective lenders, investors, or purchasers, a statement in writing certifying that Tenant is in possession of the Leased Property under the terms of this Lease, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and setting forth such modifications), stating the dates to which rent has been paid, and either stating that no defaults exist hereunder, or specifying each such default of which Landlord may have knowledge, and such other factual matters as may be reasonably requested by Tenant.

7.5 Liens. Tenant shall, within fifteen (15) business days of written notice of filing, discharge (either by payment or by filing of the necessary bond, insure over, or otherwise) any mechanic's, materialman's or other lien or encumbrance against any portion of the Leased Property that arises out of any payment due for, or purported to be due for, any labor, services, materials, supplies or equipment alleged to have been furnished to or for Tenant. If Tenant shall fail to so discharge such lien or encumbrance (either by payment or by filing of the necessary bond, insure over or otherwise) then, such failure shall be an Event of Default under this Lease and, in addition to any other right or remedy of Landlord, Landlord may discharge the same (either by payment or by filing of the necessary bond or otherwise), and any payment, costs and expenses incurred by Landlord in connection therewith, including reasonable attorneys' fees, shall be repaid together with interest thereon at the rate set forth in Section 2.1.4 from the date of payment. Notwithstanding the foregoing or anything to the contrary in this Lease, Tenant may contest any lien (and Landlord shall not discharge such lien at Tenant's expense for so long as Tenant is diligently pursuing such contest) if (i) such lien is the subject of a bona fide dispute in which Tenant is contesting the amount or validity thereof, (ii) Tenant notifies Landlord in writing of such dispute, (iii) Tenant has or establishes unrestricted cash reserves to in an amount equal to 125% of (x) the amount of Tenant's obligations being contested plus (y) any additional interest, charge or penalty arising from such contested lien and (iv) such lien is fully bonded by Tenant to the reasonable satisfaction of Landlord and any Mortgagee.

7.6 Certain Tax Matters.

7.6.1 Tax Cooperation. Each Party shall (and shall cause its Affiliates to) provide such information to the other Party and its Affiliates as is reasonably requested to assist in preparing any return, report, statement, claim for refund, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any governmental authority in connection with the determination, assessment, collection or administration of Taxes or the administration of any Applicable Law relating to Taxes (such documents being referred to as "**Tax Returns**"), and/or claiming any tax benefits.

7.6.2 Tax Returns. The Parties intend and agree that this Lease shall be treated as a lease of the Leased Property by Landlord (as owner thereof) to Tenant for all U.S. federal and applicable state and local income Tax purposes and Landlord (and not Tenant) shall be treated as the owner for U.S. federal income tax purposes of the Site and the Facility, other than in respect

of any Tenant Required Work or Alterations paid for by Tenant and not reimbursed to Tenant in accordance with the terms of this Lease. Landlord and Tenant acknowledge and agree that (i) the Prepaid Rent will result in prepaid rent within the meaning of Treasury Regulation Section 1.467-1(c)(3)(ii) and a Section 467 loan from Tenant to Landlord within the meaning of Treasury Regulation Section 1.467-4(a)(1); (ii) the yield on the Section 467 loan shall equal 110 % of the long-term applicable federal rate (as in effect on the Commencement Date), compounded semiannually; (iii) the monthly calculation of Base Rent (without regard to Prepaid Rent) shall be treated as a specific allocation of rent for purposes of Treasury Regulation Section 1.467-1(c)(2)(ii) and (iv) rent allocable to a specific period shall be determined under Treasury Regulation Section 1.467-2(c). Each Party shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with this intent, and none of the Parties shall, nor shall they permit any Affiliate to, take any position on any Tax Return or in any Tax proceeding inconsistent with this intent.

7.6.3 Further Assurances. Each Party will promptly sign all documents reasonably requested by the other Party to give effect to the provisions of this Lease and any of the other Transaction Documents, and shall cooperate with respect to any communications or interactions with any governmental authority and/or any counterparty to a Project Document. Tenant agrees that it and its Affiliates shall, promptly upon request by Landlord, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such other security agreements, financing statements and continuations thereof, termination statements, notices of assignment, instruments of assignment, and other agreements as Landlord may deem reasonably necessary in order to more effectively: (i) lease the Leased Property to Tenant; or (ii) create or perfect Landlord's valid perfected first priority security interest in the collateral under the Security Documents.

ARTICLE 8
EVENTS OF DEFAULT & REMEDIES

8.1 Events of Default. "**Event of Default**" means any of the following:

(a) Tenant fails to pay when due any Rent, and such failure continues for five (5) business days after Landlord delivers to Tenant Notice thereof; provided, however, Landlord shall not be required to provide prior notice of Tenant's failure to pay any recurring obligation to pay any Base Rent or any monthly payment of estimated Taxes (if applicable) more than twice during any twelve (12) month period, after which Tenant's failure to pay such amount shall be an Event of Default if Tenant fails to pay the amount when due and such failure continues for five (5) business days after the due date;

(b) except as otherwise set forth in Section 8.1(a) and Sections 8.1(c) through (n), Tenant (or its Affiliate, as applicable) fails to comply with (or cause to be complied with) any term, provision, or covenant of this Lease or any Transaction Document and such failure continues for thirty (30) days after Landlord gives to Tenant Notice thereof (but if such failure is curable but cannot reasonably be cured during such 30-day period, and if Tenant has commenced such cure promptly and in any case within such 30-day period and thereafter has diligently pursued such cure to completion, then such 30-day period shall be extended to ninety (90) days), provided, however, that upon Landlord's determination that Tenant's continuing failure to comply with any term,

provision, or covenant of this Lease or any Transaction Document beyond such 30-day period could reasonably be expected to have a material adverse effect on Landlord or the Facility, such extended cure period shall terminate immediately upon notice thereof from Landlord, and such continuing failure shall constitute an immediate Event of Default hereunder;

(c) Tenant fails to obtain and keep in force at all times any insurance required under this Lease;

(d) Tenant fails to deliver to Landlord, within fifteen (15) business days after Landlord gives Tenant Notice thereof, any Report, instrument or assurance required under this Lease;

(e) The filing by Tenant in any court pursuant to any statute or petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver or all of a portion of Tenant's property, including, without limitation, its leasehold interest in the Leased Property, the filing against Tenant of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or of any property of Tenant, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant, if such proceeding shall not be dismissed or trusteeship discontinued within sixty (60) days of commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant of an assignment for the benefit of creditors;

(f) Tenant's failure to cause to be released any mechanics liens filed against the Leased Property within twenty (20) days after the date Tenant is notified that the same shall have been filed or recorded, subject to Tenant's right to dispute liens as set forth in Section 7.5;

(g) Abandonment of the Facility or failure by Tenant to occupy and operate at least eighty five percent (85%) of the Facility for a period of three (3) consecutive business days or more for any reason other than restoration following a Casualty or Taking, MLA Force Majeure (as hereinafter defined), and temporary cessations in order to complete the Tenant Required Work, Alterations and repairs in accordance with and permitted by this Lease;

(h) Tenant's failure to provide an SNDA within the period required by Section 7.1 or Tenant's failure to provide a certificate within the time period required by Section 7.4 and such failure continues for five (5) business days after Landlord delivers to Tenant Notice thereof;

(i) The occurrence of an event of default under the Marketing Agreement, beyond any applicable notice and cure periods thereunder, due to the failure to perform any material covenants and agreements thereunder by AppHarvest Parent, Tenant or any of their Affiliates;

(j) If the Marketing Agreement shall (i) terminate or otherwise cease to be in full force and effect due to the failure by AppHarvest Parent, Tenant (or any Affiliate)

to perform (or cause to be performed) any material term, provision, or covenant of thereof, beyond any applicable notice and cure periods therein, or (ii) expire, terminate, or otherwise cease to be in full force and effect for any other reason and the Marketing Agreement is not promptly replaced by an agreement identical in all material respects to the Marketing Agreement; provided; however; that clause (ii) of this Section 8.1(j) shall not apply in the event that the Marketing Agreement shall terminate, expire or cease to be in effect due to either (x) the failure of MPL or Landlord (or any Affiliate thereof) to perform or comply with any material term, provision, or covenant of imposed on such party under the Marketing Agreement, beyond any applicable notice and cure periods therein, or (y) the exercise of any nonrenewal or early termination option under the Marketing Agreement by MPL or Landlord (or any Affiliate thereof);

(k) If any representation or warranty of Tenant set forth in this Lease is false in any material respect when made, or any Report (including any Financial Report), or certificate made or prepared by, under the control of or on behalf of Tenant or any of Affiliates, and furnished to Landlord pursuant to this Lease or any other Transaction Document shall contain an untrue or misleading statement of a material fact as of the date made; provided, however, that no Event of Default shall occur pursuant hereto, if (i) such untrue or misleading statement could not reasonably be expected to have a material adverse effect on Tenant, Landlord or the Leased Property, and (ii) Tenant updates such representation or warranty or Report in a manner reasonably acceptable to Landlord within thirty (30) days of the date on which Tenant receives notice of such untrue or misleading statement (from any source);

(l) If a material default by Tenant (or any Affiliate) under any Project Document shall have occurred and be continuing and such breach or default shall not be remediable or, if remediable, shall continue un-remedied for a period equal to the greater of thirty (30) days or the cure period provided under such Project Document;

(m) Any of the Security Documents shall cease to be valid and binding on Tenant or the collateral provided therein, or fails to provide the lien, security interest, rights, titles, interest, remedies, powers or privileges to Landlord intended to be created thereby and such failure continues for thirty (30) days after Landlord gives to Tenant Notice thereof (unless such failure is directly caused by any act or omission by Landlord);

(n) If, during any trailing four (4) week period the volume of Tenant's average production of Berea Products is less than seventy-five percent (75%) of the volume of Berea Products stipulated in the then-applicable Forecast with respect to the Facility for such four (4) week period, and such failure shall occur twice during any twelve (12) month period; subject to adjustments in connection with a Force Majeure Event under the Marketing Agreement; or

(o) Tenant performs a Transfer in violation of Article 5.

8.2 Remedies.

8.2.1 Upon Event of Default. Upon the occurrence of any Event of Default, Landlord shall have the option to pursue any one or more of the following remedies without any Notice or demand whatsoever (except as expressly provided herein), concurrently or consecutively and not alternatively (in addition to any other remedies available to Landlord at law or in equity), all of which remedies shall be distinct, separate and cumulative:

(a) Termination. Landlord may terminate this Lease upon notice to Tenant, in which event Tenant shall vacate the Site and the Facility immediately and deliver possession of the Leased Property to Landlord in the condition which Tenant is required to surrender the Leased Property at the expiration of the Term. Tenant hereby waives, relinquishes and releases for itself and for all those claiming under Tenant any right of occupancy of the Site and the Facility following termination of this Lease, and any right to redeem or reinstate this Lease by order or judgment of any court or by any legal process or writ under Applicable Laws, and if Tenant fails to do so, then Landlord may, after due process of law, enter upon and take possession of the Leased Property, and expel or remove Tenant and any other person who may be occupying the Facility, the Site, or any portion thereof, without being liable for prosecution or any claim or damages therefor. Upon termination of the Lease as provided in this Section, Landlord may recover from Tenant the following: (i) any unpaid rent which has been earned at the time of such termination; plus (ii) the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, attorneys' fees, brokerage commissions and advertising expenses incurred, expenses of remodeling the Facility, the Site, or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law. The term "rent" as used in this Section 8.2.1(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others, including, without limitation, late charges and interest. Landlord shall have no obligation to relet the Leased Property or any part thereof and shall in no event be liable for failure to relet the Leased Property or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting. No such refusal or failure shall operate to relieve Tenant of any liability under this Lease. Tenant shall instead remain liable for all unpaid Rent and for all such expenses.

(b) Possession. Landlord may re-enter the Site and the Facility without terminating this Lease by Notice to Tenant and sublet the whole or any part thereof for the account of Tenant upon as favorable terms and conditions as the market will allow; provided, however, that Tenant shall have not less than thirty (30) days following such re-entry to remove Tenant's Personalty from the Facility and the Site. In the latter event (a) Landlord shall have the right to collect any Rent which may thereafter become due and

payable under such sublease and to apply the same first, to the payment of any expenses incurred by Landlord in dispossessing Tenant and in subletting the Leased Property, second, to the payment of the Rent herein reserved and to the fulfillment of Tenant's other covenants hereunder, and (b) Tenant shall be liable for amounts equal to the Rent as the same would under the terms of this Lease become due, less any amounts actually received by Landlord and applied on account of Rent as aforesaid. If Landlord does not elect to terminate this Lease due to any Event of Default, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including, without limitation, the right to recover all Rent as it becomes due.

(c) Subleases of Tenant. Whether or not Landlord elects to terminate this Lease, Landlord may terminate any and all subleases, licenses, or other consensual arrangements of any kind for possession or occupancy of the Leased Property entered into by Tenant or any subtenant of Tenant, or may succeed to Tenant's or Tenant's subtenant's or licensee's interest in such subleases, licenses, or other arrangements. If Landlord elects to succeed to Tenant's or Tenant's subtenant's interest in any such subleases, licenses, or other arrangements, then as of the date of Notice by Landlord of such election (i) Tenant shall have no further right to, or interest in, the rent or other consideration receivable thereunder, and (ii) any sublessee, licensee, or other occupant of the Leased Property shall attorn to and recognize Landlord as its landlord.

(d) Right to Perform Tenant's Covenants. If Tenant shall at any time fail to pay any Taxes or to take out, pay for, maintain or deliver any of the insurance provided for in this Lease, or shall fail to make any other payment or perform any obligation under this Lease, and such failure continues beyond applicable notice and cure periods (or without any notice and right to cure where required to protect life or property), then Landlord may, without waiving or releasing Tenant from any obligations of Tenant in this Lease contained, pay any such Tax, effect any such insurance coverage and pay premiums therefor, and make any other payment or perform any other act which Tenant is obligated to perform under this Lease, in such manner and to such extent as Landlord shall, in its sole discretion, deem necessary. In exercising any such rights, Landlord may pay necessary and incidental costs and expenses including reasonable attorneys' fees. All sums so paid by Landlord and all necessary and incidental costs and expenses in connection with the performance of any such act by Landlord, together with interest thereon at the rate set forth in Section 2.1.4 above, shall be payable to Landlord on demand. If Landlord incurs any third-party expenses to cure a breach of any nonmonetary obligation of Tenant, Tenant shall also pay an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord. Landlord shall have no obligation to perform on Tenant's behalf and if Landlord does so, Landlord shall not be liable to Tenant for any damage resulting from its actions.

(e) Other Remedies. In addition to the remedies set forth in this Lease, Landlord shall have all other remedies provided by law or statute to the same extent as if fully set forth herein word for word (including, without limitation, the right to enforce Tenant's specific performance of each and every covenant, condition and other provisions of this Lease). No remedy herein conferred upon, or reserved to Landlord shall exclude any other remedy herein or by law provided, but each shall be cumulative.

8.2.2 Form of Payment Following Event of Default. Following the occurrence of a monetary Event of Default, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord under this Lease, whether relating to the Event of Default in question or otherwise, be paid in the form of wire transfer or immediately available funds, or by other means approved by Landlord, notwithstanding any prior acceptance by Landlord of payments from Tenant in any different form.

8.2.3 Mitigation of Damages. Except as required by Applicable Law, Landlord shall have no obligation to mitigate its damages. If Landlord is required by Applicable Law to mitigate its damages under this Lease, then (a) Landlord shall be required only to use reasonable efforts to so mitigate, which shall not exceed such efforts as commercial landlords generally use to lease similar premises in the vicinity of the Facility; (b) Landlord shall not be deemed to have failed to so mitigate if Landlord leases less than all of the Leased Property; and (c) Landlord's failure to so mitigate shall only reduce the Rent to which Landlord is entitled. Tenant acknowledges that Landlord's rejection of a prospective replacement tenant based on an offer of rentals below published rates for new leases of similar premises in the vicinity of the Facility at the time in question, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to so mitigate.

8.2.4 Waiver of Right of Redemption. Tenant (for itself and all others claiming through Tenant) irrevocably waives and releases any rights under any law now or hereafter existing to redeem or reinstate this Lease or Tenant's right of occupancy of the Facility and the Site after termination of this Lease.

8.2.5 Reimbursement of Expenses. In the case of termination of this Lease pursuant to this Section 8.2, Tenant shall reimburse Landlord for all expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including legal fees, costs of litigation and the like); all expenses incurred by Landlord in attempting to relet the Leased Property or parts thereof (including advertisements, brokerage commissions, Tenant's allowances, costs of preparing space, and the like); and all Landlord's other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

8.2.6 Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or Applicable Law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage that Landlord has suffered.

8.3 Landlord Default. If Landlord shall fail to perform any material obligation under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Tenant or, if such failure is curable but cannot reasonably be cured during such 30-day period, such additional time as it would

reasonably take to cure. If Landlord shall fail to cure within the time permitted for cure herein, Landlord shall be liable to Tenant for those actual damages sustained by Tenant as a result of Landlord's default and Tenant shall also have the right to pursue injunctive relief against Landlord, to the extent available under Applicable Laws. Except as may be expressly provided in this Lease, in no event shall Tenant have the right to terminate the Lease nor offset damages against the Base Rent, nor shall Tenant's obligation to pay Base Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease. In no event shall Landlord or any Landlord Party ever be liable to Tenant for loss of profits, loss of business, or punitive, special, exemplary, indirect or consequential damages suffered by Tenant from whatever cause.

8.4 Non-Waiver. The failure of Landlord to insist upon strict performance of any of the terms, covenants, conditions or agreements contained herein shall not be deemed a waiver of any rights or remedies that Landlord may have, and shall not be deemed a waiver of any subsequent breach or default in the performance of any of the terms, covenants, conditions or agreements contained herein. The performance of each and every term, covenant, condition and agreement to be performed by Landlord pursuant to this Lease shall not be a condition precedent to Landlord's right to collect Rent or to enforce this Lease. Further, Landlord's acceptance of Rent shall not constitute a waiver by Landlord of (a) any preceding breach by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular Rent so accepted; or (b) any of Landlord's rights, including, without limitation, any rights Landlord may have to recover possession of the Leased Property or to sue for any remaining Rent owed by Tenant.

ARTICLE 9
CASUALTY & CONDEMNATION

9.1 Casualty.

9.1.1 Generally. Subject to Section 9.1.2 below, if the Site or the Facility are damaged by fire, the elements or other casualty (collectively, a "**Casualty**"), Tenant shall promptly notify Landlord of the same. Except as expressly set forth below, this Lease shall not terminate in the event of damage to the Facility due to a Casualty, nor shall any other obligation of Tenant hereunder be abated or affected in any way. All repair and restoration work shall be started and completed as soon as practicable by Tenant at its sole cost and expense. If the insurance proceeds received in connection with any Casualty are insufficient to pay the entire cost of the work required to restore the Facility, Tenant shall be responsible for funding the deficiency to restore the Facility. Tenant shall immediately take such commercially reasonable action as is necessary to assure that the Facility (or any portion of the Leased Property) does not constitute a nuisance or otherwise present a health or safety hazard as required by Applicable Laws. Tenant shall not be entitled to any abatement of or reduction in Rent during or resulting from any Casualty affecting the Facility or any damage to or destruction of the Facility from any other cause whatsoever. Such restoration as required by this Section 9.1.1 shall be to substantially the same condition that existed immediately prior to the Casualty, except for modifications required by Applicable Law. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Section, and agree that their respective rights for damage to or destruction of the Facility shall be those specifically provided in this Lease, which shall constitute an express agreement between the parties with respect thereto, and Landlord and Tenant hereby agree that any Applicable Law with respect

to any rights or obligations concerning damage or destruction of leased or hired property, shall have no application to this Lease or to any damage or destruction to all or any part of the Facility.

9.1.2 Termination. If all or any material portion of the Facility shall be damaged by any Casualty which occurs during the last thirty six (36) months of the then-applicable Term and Tenant determines in its reasonable discretion that the Facility is not capable of being fully restored in all material respects on or prior to the later of (i) six (6) months following the date of such Casualty or (ii) the date that is twelve (12) months prior to the Expiration Date, Tenant shall have the right to terminate this Lease upon written notice Landlord within sixty (60) days after the Casualty, which notice by Tenant, shall be accompanied by detailed explanation of such determination by Tenant together with payment of all Rent due from Tenant to Landlord to the date of termination specified in such notice. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Parties. As a condition to Tenant's option to terminate this Lease pursuant to this Section 9.1.2, Tenant shall (1) assign to Landlord all of Tenant's right, title and interest in and to any property insurance proceeds received or receivable in connection with such Casualty, together with any additional funds (as reasonably determined by Landlord) necessary to complete such restoration to the extent the insurance proceeds are insufficient, and (2) pay to Landlord an amount equal to Tenant's deductible under any insurance policy covering a Casualty to the Leased Property. The termination of this Lease pursuant to this Section 9.1.2 shall not relieve Tenant of its obligations under this Lease to reimburse Landlord for any deficiency amounts if the full restoration costs required with respect to any Casualty are not covered, either in whole or in part, by the insurance proceeds received Nothing contained herein shall relieve Tenant of its obligations under this Article (or otherwise under this Lease) to repair and restore the Facility following a Casualty, even if such Casualty is not covered, either in whole or in part, by insurance or if the insurance proceeds are less than the costs necessary for such restoration.

9.1.3 No Abatement of Rent. If the Site or the Facility are damaged or destroyed by Casualty, then the Rent shall not be abated and Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Site or the Facility, damage to Tenant's Personalty or to any Alterations, or any inconvenience occasioned by any damage, repair, or restoration.

9.1.4 Insurance Proceeds. In the event of a Casualty resulting in a loss payment for the Site or the Facility in an amount greater than ONE MILLION AND 00/100 DOLLARS ($1,000,000.00), the proceeds of all insurance policies maintained by Tenant pursuant to the terms hereof shall be delivered to Landlord to be placed in a joint escrow account requiring joint signatures (or in another mutually acceptable escrow arrangement with Landlord's lender, if/as applicable) and shall be used by Tenant for the repair, reconstruction or restoration of the Site or the Facility (as applicable). Such proceeds shall be disbursed periodically by Landlord, subject to reasonable conditions for disbursement imposed by Landlord and upon certification of the architect or engineer having supervision of the work that such amounts are the amounts paid or payable for the repair, reconstruction or restoration. Tenant shall, at the time of Landlord's receipt of the insurance proceeds and from time to time thereafter until said work shall have been completed and paid for, furnish Landlord with adequate evidence that at all times the undisbursed portion of the insurance proceeds, together with any funds made available by Tenant, is sufficient to pay for the repair, reconstruction or restoration in its entirety. Tenant shall obtain and make

receipted bills available to Landlord and, upon completion of said work, full and final waivers of lien. In the event of a casualty resulting in a loss payment for the Site or the Facility in an amount equal to or less than the amount stated above, the proceeds shall be paid to Tenant, and shall be applied by Tenant towards repair, reconstruction and restoration. Notwithstanding the foregoing, in the event that a Casualty occurs during the continuance of an Event of Default, without limiting any other obligations of Tenant hereunder, the One Million Dollar ($1,000,000.00) threshold above shall be reduced to zero ($0.00) and, accordingly, all insurance proceeds with respect to such Casualty shall be delivered to Landlord in accordance with the terms of this Section 9.1.4.

9.2 Waiver. Tenant (for itself and all others claiming through Tenant) irrevocably waives and releases its rights to make repairs at Landlord's expense. The provisions of this Lease, including this Section 9.2, constitute an express agreement between Landlord and Tenant with respect to any damage to, or destruction of, any portion of the Site or the Facility. Any law in respect of any rights or obligations concerning any such damage or destruction in the absence of an express agreement between the parties, and any other law relating to damage or destruction of leased premises, whether in effect on the date of this Lease or thereafter, shall have no application to this Lease or any damage or destruction of any part of the Site or the Facility.

9.3 Total Condemnation. If after the execution of this Lease and prior to the expiration of the Term, all or a significant portion of the Site or the Facility shall be permanently taken under power of eminent domain by any public or private authority, or conveyed by Landlord to said authority in lieu of such taking (collectively, a "**Taking**"), and if as a result of such Taking: (a) access to the Site or the Facility to and from the publicly dedicated roads adjacent to the Site as of the Commencement Date is permanently and materially impaired such that Tenant no longer has access to such dedicated road; (b) there is insufficient parking to operate the Facility under Applicable Laws and replacement parking cannot be constructed or provided elsewhere on the Site; or (c) the taking includes a portion of the Site or the Facility such that the remaining portions are unsuitable for the Permitted Use and the remaining portions of the Site cannot, in the reasonable opinion of a contractor mutually agreed upon by Landlord and Tenant, be restored to useful condition consistent with the Permitted Use within eighteen (18) months after the Taking (such event, a "**Total Condemnation**"), then, in such event:

9.3.1 Termination. On the date of the Total Condemnation, this Lease shall automatically terminate; provided, however, that Tenant's obligations under any indemnification provisions of this Lease and Tenant's obligation to pay Rent and all other monetary obligations (whether payable to Landlord or a third party) accruing under this Lease prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Base Rent for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

9.3.2 Award. Landlord shall be entitled to receive the entire award payable in connection with a Total Condemnation without deduction for any estate vested in Tenant by this Lease, and Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award and agrees that Tenant shall not be entitled to any such award or other payment for the value of Tenant's leasehold interest in this Lease; provided, however, that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's Personalty, loss

of goodwill, and for moving and relocation expenses (but only if such payment to Tenant does not reduce any award available to Landlord).

9.4 Partial Condemnation. In the event of a Taking which is not a Total Condemnation, neither party shall have the right to terminate this Lease and Tenant shall, using proceeds therefor from the condemning authority (provided that Landlord shall make available to Tenant all awards and proceeds from the condemning authority received by Landlord with respect to the Facility), proceed with restoration of the Site or the Facility (as applicable), at Tenant's sole expense, to substantially the same condition that existed prior to the Taking, except for modifications required by Applicable Law, and to the extent possible to make a functional unit of the remaining portion of the Site. In the event any partial taking materially affects Tenant's operations in the Facility for the Permitted Use, such that the Site no longer provides sufficient space for Tenant to carry out its business without material interference with the Permitted Use, then, commencing on the date on which Tenant's operations are materially affected, the Base Rent shall be abated in proportion to the square footage of the portion of the Facility taken. In such event, the proceeds of any condemnation award shall be made available to Tenant pursuant to this Section 9.4, such amounts shall be held in a joint escrow account to be applied to restoration of the Site and the Facility, subject to reasonable conditions for disbursement imposed by Landlord until the restoration has been completed and Tenant has been reimbursed for all the costs and expenses thereof. If the award is insufficient to pay for the restoration, Tenant shall be responsible for the remaining cost and expense of such restoration; provided, however, that Landlord shall use commercially reasonable efforts to obtain the highest possible the net award amount.

ARTICLE 10
MISCELLANEOUS

10.1 Notices. Any notice, consent, demand, or other communication or document required or permitted to be given under this Lease or pursuant to any law ("**Notice(s)**"), shall be (a) in writing (except as otherwise provided in this Lease), (b) addressed to the intended recipient at its address set forth in the Basic Lease Information (provided that each of Landlord and Tenant may change its addresses for the giving of notices by giving written notice thereof to the other party), (c) sent by fully prepaid registered or certified United States Mail return receipt requested, or by any nationally recognized overnight courier service furnishing a written record of attempted or actual delivery, and (d) deemed to have been delivered upon actually delivery or rejection of delivery. Any Notice may be given by an attorney on behalf of Landlord or Tenant.

10.2 Certain Representations by Tenant. The representations and warranties of Tenant contained in this Section 10.2 are being made to induce Landlord to enter into this Lease, and Landlord has relied, and will continue to rely, upon such representations and warranties. Tenant represents and warrants to Landlord, as of the date of this Lease, as follows:

10.2.1 OFAC. Neither of Tenant, any wholly owned subsidiary of Tenant, nor, to Tenant's knowledge, any person holding (directly or indirectly) an interest of ten percent (10%) or greater in Tenant is (i) in violation of any OFAC Law or Regulation, the U.S. Patriot Act or Anti-Corruption Legislation, (ii) is named by any Executive Order (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as

a terrorist, "Specially Designated National and Blocked Person," or (iii) (to the Tenant's knowledge) acting, directly or indirectly, on behalf of any such person. To the Tenant's knowledge, the monies used in connection with this Lease and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable OFAC Laws and Regulations, the U.S. Patriot Act, AML Legislation or Anti-Corruption Legislation, each as defined below. Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

10.2.2 AML/Anti-Corruption Legislation. As used herein, the term "**AML Legislation**" means United States anti-money laundering-related and anti-terrorism financing laws, regulations, and codes of practice applicable to the Tenant, its Affiliates, and their operations from time to time, including, any regulations, guidelines or orders thereunder. As used herein, the term "**Anti-Corruption Legislation**" means U.S. Foreign Corrupt Practices Act and similar anticorruption and anti-bribery laws of the United States. As used herein, the term "**OFAC Laws and Regulations**" means (i) any lists, laws, rules, sanctions and regulations maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, including the Trading with the Enemy Act, 50 U.S.C. App. § 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Antiterrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6021-91, and the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172; (ii) all regulations, executive orders, or administrative orders of any kind issued under these statutes, including 31 C.F.R., Subtitle B, Chapter V; and (iii) any other applicable United States civil or criminal federal or state laws, regulations, or orders that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; or (3) are designed to disrupt the flow of funds to terrorist organizations, as all of the foregoing laws may be amended from time to time

10.2.3 Non-Contravention. To Tenant's knowledge, the execution and delivery of this Lease by Tenant and the consummation by Tenant of the transactions contemplated by this Lease will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Tenant or any agreement or instrument to which Tenant or any of its Affiliates is a party or by which Tenant or any of its Affiliates is bound or (iii) violate any Applicable Law relating to Tenant.

10.2.4 Suits, Judgments and Liens. Except as disclosed to Landlord in writing, there are no legal actions, suits or similar proceedings pending or threatened in writing against Tenant or the Leased Property.

10.2.5 Solvency. Tenant (i) is not and shall not be "insolvent" within the meaning of the Bankruptcy Laws as of the Closing Date, (ii) has not ceased to pay its undisputed debts as they become due in the ordinary course of business, (iii) has not filed or taken any action to file for protection or relief under the provisions of the Bankruptcy Laws, (iv) has not suffered or been threatened by creditors with, the involuntary application of any Bankruptcy Law, (v) has not sought, consented to or acquiesced in the appointment of any receiver, trustee, liquidator or other custodian of all or substantially all of its assets, (vi) has not suffered the attachment or other judicial seizure of all or substantially all of its assets, and (vii) has not made or taken any action to make a general assignment for the benefit of creditors. Tenant is not entering into the transactions described in this Lease with an intent to defraud any creditor or to prefer the rights of one creditor over any other.

10.2.6 Fair Market Value. The Base Rent and all other consideration provided by Tenant to Landlord under this Lease constitute fair market value and reasonable equivalent value and fair consideration for the transactions contemplated under this Lease and the Transaction Documents.

10.2.7 ERISA. (a) Tenant is not an employee benefit plan as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "plan" as defined in Code Section 4975, or any entity the assets of which constitute "plan assets" of one or more such plans for purposes of Title I of ERISA or Code Section 4975; (b) Tenant is not a "governmental plan" within the meaning of Section 3(32) of ERISA, and assets of Tenant do not constitute plan assets of one or more such plans; and (c) the transactions contemplated under this Lease do not and will not constitute a non-exempt prohibited transaction under ERISA.

10.3 Brokers. Each of Landlord and Tenant represents and warrants to the other that such party has not dealt with any broker or finder in connection with this Lease. Each party shall indemnify the other and hold it harmless from any cost, expense, or liability (including costs of suit and reasonable attorneys' fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act or statement of the indemnifying party.

10.4 No Waivers. No provision of this Lease shall be deemed waived by either party unless expressly waived in a writing signed by the waiving party (and then only to the extent so expressly waived). No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord's consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord's consent or approval respecting any subsequent action. No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease, an acceleration of the Termination Date, or an acceptance of the surrender of the Leased Property, and no agreement to terminate this Lease, accelerate the Termination Date, or accept a surrender of the Leased Property shall be valid, unless expressly provided in a writing signed by Landlord. Acceptance of the full or any partial payment of Rent shall not be deemed Landlord's waiver of any breach by Tenant of any provision of this Lease and Landlord's acceptance of a lesser amount than the Rent due under this Lease shall not be deemed Landlord's waiver of Landlord's right to receive the full amount of Rent due, nor shall any endorsement or statement on any check or

payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such partial payment without prejudice to Landlord's right to recover the full amount of Rent due. Tenant acknowledges that this Section 10.4 imparts actual notice to Tenant that Landlord's acceptance of partial payment of Rent does not constitute a waiver of any of Landlord's rights, including any right Landlord may have to recover possession of the Leased Property. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed a waiver of such Event of Default or of Landlord's right to enforce any such remedies with respect to such Event of Default or any subsequent Event of Default. Landlord's acceptance of any Rent or of the performance of any other provision of this Lease from any person other than Tenant, including any Transferee, shall not be deemed a waiver of Landlord's right to approve any Transfer in accordance with Article 5.

10.5 Other Provisions.

10.5.1 Covenant of Quiet Enjoyment. Landlord covenants that Tenant, while no Event of Default has occurred and be continuing, shall peaceably and quietly have, hold, and enjoy the Leased Property for the Term without hindrance from Landlord, but not otherwise, subject to all matters of record and to the terms and provisions of this Lease.

10.5.2 Survival. Tenant understands and agrees that all terms and conditions of this Lease that require continued performance, compliance, or effect beyond the Termination Date (including, but not limited to, Tenant's obligations pursuant to Section 5.4 and Section 6.1 hereof) shall survive the Termination Date and shall be enforceable in the event of a failure to perform or comply.

10.5.3 Entire Agreement. This Lease, together with the Exhibits, contains all of the agreements of Landlord and Tenant in respect of this Lease and supersedes any previous negotiations. There have been no representations made by Landlord or any of Landlord's representatives, or understandings made between Landlord and Tenant, other than those set forth in this Lease and the Exhibits. This Lease may not be modified except by a written instrument duly executed by the party to be bound. Landlord and Tenant each represent to the other, that is has the individuals executing this Lease have been properly authorized by proper action of the Landlord and Tenant, as the case may be.

10.5.4 Execution in Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.5.5 Recording. Tenant shall not record this Lease. A short form memorandum of this Lease in the form attached hereto as Exhibit C, will be recorded and filed among the appropriate land records of Madison County, Kentucky, and the Tenant shall pay the recording costs and any fees or taxes associated therewith. In the event of a discrepancy between the provisions of this Lease and such short form memorandum thereof, the provisions of this Lease shall prevail.

10.5.6 Non-Discrimination. Tenant shall not (and Tenant shall not permit any person claiming through or under Tenant to) discriminate against or segregate any person or group

of persons on account of race, color, creed, sex, religion, marital status, ancestry, or national origin, whether in the use, occupancy, subleasing, transferring, or enjoyment of the Leased Property, or otherwise.

10.5.7 Costs and Attorneys' Fees. In any action or proceeding that Landlord or Tenant initiates against the other party declaratory or otherwise, arising out of this Lease, the unsuccessful party in such action or proceeding shall reimburse the prevailing party for its costs, including reasonable attorneys' fees (at trial and appellate levels). Each party shall also be entitled to recover its reasonable attorneys' fees and costs incurred in any bankruptcy action filed by or against the other party, including, without limitation, fees incurred seeking relief from the automatic stay, in connection with post-petition financing, inventory liquidation or going out of business sale, sale and lease assignment procedures, assumption or rejection of this Lease, in connection with a plan of reorganization or otherwise, due diligence in connection with any of the foregoing, in any adversary proceeding, and in the preparation and filing of any proof of claim whether such fees are incurred during settlement discussions, or related to formal and informal objections, at trial or in connection with any appeals

10.5.8 Intentionally Omitted.

10.5.9 Tenant Reporting. Tenant shall prepare, deliver, and maintain the following data and reports relating to the Facility (the "**Reports**") and Tenant shall make the Reports available to Landlord at the frequency or within the period as follows:

(a) On an ongoing basis, any reports required under Applicable Law, the Project Governmental Approvals, or the Project Documents, copies of which shall be submitted by Tenant to Landlord for Landlord's review and approval at least ten (10) Business Days prior to the deadline for submission to any governmental authority or counterparty to a Project Document;

(b) On an ongoing basis, any records required to be maintained pursuant to Applicable Law, the Project Documents, the Project Governmental Approvals, and Prudent Industry Practices and any other material records relating to Tenant's use, maintenance, and repair of the Facility;

(c) Promptly after the occurrence of any Casualty, a report summarizing such Casualty, corrective actions taken, and open issues;

(d) As frequently as may be required by Landlord upon at least five (5) days prior written notice, until the completion of construction of the Facility, reports describing, in reasonable detail, the progress made to date, including any assets installed or removed from the Facility and attaching copies of any reports or other material documents (including construction agreements, partial and full lien waivers, sworn statements and project summaries and schedules) provided by third parties hired in connection with such event to the extent such materials have not been delivered to Landlord as part of a prior report;

(e) As soon as available, and in any event no later than thirty (30) days after each calendar month, unaudited statements of income and cash flow of Tenant for

such calendar month and for the period from the beginning of the then-current fiscal year to the end of such fiscal quarter and the related balance sheet of Tenant as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, all prepared in accordance with generally accepted accounting principles ("**GAAP**");

(f) As soon as available, and in any event no later than thirty (30) days after each fiscal quarter, unaudited statements of income and cash flow of Tenant for such fiscal quarter and for the period from the beginning of the then-current fiscal year to the end of such fiscal quarter and the related balance sheet of Tenant as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, all prepared in accordance with GAAP;

(g) As soon as available, and in any event no later than ninety (90) days after the end of each fiscal year, audited statements of income and cash flows of Tenant for such fiscal year and the related balance sheet of Tenant as at the end of such fiscal year and related financial statement footnote disclosures, setting forth in each case (to the extent applicable) in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion of an independent certified public accountant of recognized national standing reasonably acceptable to Landlord, which opinion shall state that such financial statements fairly present in all material respects the financial condition and the results of operations of Tenant as at the end of, and for, such fiscal year in accordance with GAAP (subject to normal year-end audit adjustments) (the items referred to in Section 10.5.8(e) – (g), each, a "**Financial Report**" and, collectively, the "**Financial Reports**"); and

(h) On an as-requested basis, any other records or reports relating to the Facility that Landlord reasonably requests.

10.6 Interpretation.

10.6.1 Captions. The captions in this Lease are for convenience of reference and shall not define, increase, limit, or describe the scope or intent of any provision of this Lease.

10.6.2 Landlord and Tenant. The terms "Tenant" and "Landlord," and any pronoun used in place thereof, shall indicate and include each of the parties' and respective successors, executors, administrators, and permitted assigns, according to the context, provided that, for the purposes of any provisions indemnifying or waiving claims against, Landlord, the term "Landlord" shall also include Landlord's present and future investment manager, and property management company, and all of their trustees, directors, officers, partners, beneficiaries, principals, members, managers, investors, stockholders, employees, Affiliates, agents, representatives, contractors (and subcontractors of any tier), successors and assigns.

10.6.3 Non-Exclusivity. Whenever the words "including," "include," or "includes" are used in this Lease, they shall be interpreted in a nonexclusive manner as though the words "without limitation" immediately followed the same. Any reference to "any part" or "any portion

of" the Leased Property or any other property shall be construed to refer to all or any part of the same.

10.6.4 Covenants Independent. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent.

10.6.5 Joint and Several Liability. In any case where either Landlord or Tenant consists of more than one person, the obligations of such party under this Lease shall be joint and several.

10.6.6 Time of the Essence. Time is of the essence of this Lease and all of its provisions, including, without limitation, obligations for the payment of money.

10.6.7 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Applicable Laws of any other jurisdiction; provided, however, that any matter in this Lease that must be governed by the internal laws of the Commonwealth of Kentucky to be enforceable shall be governed by and construed in accordance with the internal laws of the Commonwealth of Kentucky. Tenant's obligation to pay Rent shall not be discharged or otherwise affected by any Applicable Law or regulation now or hereafter applicable to the Leased Property, or any other restriction on Tenant's use, or (except as expressly provided in this Lease) any Casualty or Taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and no termination or abatement remedy that is not expressly provided for in this Lease for any breach or failure by Landlord to perform any obligation under this Lease shall be implied or applicable as a matter of Applicable Law.

10.6.8 Successors and Assigns. Subject to the provisions of Article 5, the provisions of this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators, and assigns of Landlord and Tenant.

10.6.9 Submission. The submission of this Lease to Tenant or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Leased Property or an offer to lease, and no legal obligations shall arise with respect to the Leased Property or other matters herein unless and until such time as this Lease is executed and delivered by Landlord and Tenant and approved by the holder of any mortgage on the Site having the right to approve this Lease

10.6.10. Landlord Determinations. Except to the extent expressly provided herein, all judgments, determinations, or consents to be made by Landlord in accordance with the terms of this Lease (including, but not limited to, determinations as to the occurrence of any material adverse effect) shall be made by Landlord in its sole discretion, and shall be controlling.

10.7 Tenant's Signage. Tenant shall have the right to install such signage at or upon the Site or the Facility as permitted by Applicable Laws. Tenant, at its sole expense, shall maintain Tenant's signage in good condition and repair during the Term. Should Tenant's signage require maintenance or repairs as determined in Landlord's reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance

to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant's sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, then, in addition to all of Landlord's other rights and remedies, Landlord may, but need not, perform the required maintenance and repairs, and Tenant shall pay Landlord the cost thereof, plus a fee for Landlord's oversight and coordination of such work equal to five percent (5%) of its cost, within thirty (30) days after receipt of Landlord's request for payment, together with reasonable, supporting backup documentation.

10.8 Jurisdiction; Waiver of Jury Trial.

EACH OF LANDLORD AND TENANT HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MADISON, COMMONWEALTH OF KENTUCKY AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LEASE SHALL BE LITIGATED IN SUCH COURTS. EACH OF LANDLORD AND TENANT ACCEPTS FOR ITSELF AND IN CONNECTION WITH THE LEASED PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS LEASE.

EACH OF LANDLORD AND TENANT, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOS THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF, OR IN ANYWAY RELATING TO THIS LEASE. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL INDUCEMENT TO THE OTHER PARTY'S ENTERING INTO THIS LEASE. NOTWITHSTANDING THE FOREGOING, EACH OF LANDLORD AND TENANT FURTHER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF SECTION 10.6.7 AND THIS SECTION 10.8 SHALL NOT SUPERSEDE OR AFFECT IN ANY RESPECT THE GOVERNING LAW OR CHOICE OF FORUM STIPULATED IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT (OR ANY AFFILIATE OF EITHER PARTY).

10.9 Landlord Access. Landlord, its Affiliates, and their respective contractors and agents, subject to the terms of this Section 10.9, may, at any and all reasonable times during normal business hours (or during non-business hours, if Landlord so requests and Tenant consents), and upon at least two (2) business days' prior notice (which may be oral or by e-mail to the office manager or other Tenant-designated individual at the Site; but provided that no time restrictions shall apply or advance notice be required if a bona fide emergency with an immediate threat to property damage or personal injury necessitates immediate entry and any oral notice will be followed immediately by e-mail notice as provided above prior to entry), enter the Site and the Facility to (i) inspect the Leased Property and to determine whether Tenant is in compliance with its obligations hereunder, (ii) supply any service Landlord is required to provide hereunder, (iii) post notices of non-responsibility, (iv) inspect and make copies of records relating to (x) the Leased

Property and the Facility, including the operation and maintenance, and repair of the Facility, or (y) any Project Documents, including payments and collections, (v) discuss the Facility with the managers, officers, representatives, or professional consultants of Tenant, and (vi) show the Site and the Facility to current and prospective investors, lenders and purchasers; provided, however, that Landlord shall comply with Tenant's reasonable safety procedures and protocols with respect to the Site and the Facility, and with respect to portions of the Facility (if any) that are reasonably designated in writing by Tenant to Landlord as controlled or having restricted access (the "**Secure Access Areas**"), shall comply with Tenant's reasonable additional security and safety procedures and protocols related to such portions of the Site and the Facility, including only entering such designated Secure Access Areas when accompanied by a Tenant representative (provided further, that Tenant shall provide a Tenant representative to accompany Landlord upon written request from Landlord at least two (2) business days' in advance). Tenant shall keep and maintain at all times complete and accurate books and records regarding the maintenance and repair of the Facility and the Site, and upon the prior written request of Landlord, Tenant shall promptly furnish to Landlord, copies of all maintenance and repair records for the Site in Tenant's possession, including any maintenance or service contracts. In no event shall Tenant's Base Rent abate as a result of Landlord's activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain keys, key cards and access codes with which to unlock all of the doors in the Site and the Facility. If an emergency necessitates immediate access to the Site or the Facility, Landlord may use whatever force is necessary to enter the Site and the Facility, and any such entry to the Site or the Facility shall not constitute a forcible or unlawful entry to the Site, the Facility, a detainer of the Site or the Facility, an eviction of Tenant from the Site or the Facility, or any portion thereof, or a violation of the provisions of this Section 10.9. Notwithstanding anything herein to the contrary, in the event Tenant notifies Landlord within one (1) business day (which may be oral or by email to the Landlord-designated individual) following Landlord's request for access that the proposed day and/or time for entry will cause a disruption to a planned event, meeting or other programming for Tenant, Landlord and Tenant shall cooperate with one another to identify a better date and/or time for Landlord's entry of the Site and the Facility. The foregoing terms of this Section 10.9 shall not supersede or limit in any respect any access provided to Landlord or any Affiliate thereof under the Marketing Agreement. To the extent that there is a conflict between the terms of this Section 10.9 and the terms of the Marketing Agreement, the terms of the Marketing Agreement shall apply.

10.10 Confidentiality. Except as expressly permitted pursuant to the terms of this Lease or any Transaction Document, each Party (a "**Recipient**") agrees to use commercially reasonable efforts to maintain the confidential nature of, and shall not use or disclose (i) the terms and provisions of this Lease, and (ii) all information received by or in the possession of Party relating to the other Party's business (other than information relating specifically to the Facility) which is either nonpublic, confidential or proprietary (such information, the "**Confidential Information**") of the other Party or the other Party's Affiliates (a "**Disclosing Party**") without first obtaining such Disclosing Party's prior written consent; provided, however, that nothing in this Section 10.10 shall require any Recipient to obtain any consent of any Disclosing Party in connection with (and each Disclosing Party hereby authorizes each Recipient to freely disclose any financial information or Confidential Information with respect to such Disclosing Party or any Transaction Document without such Disclosing Party's consent, to the extent otherwise required, in connection with): (a) exercising any of a Recipient's rights under the Transaction Documents, including those

exercisable upon the occurrence of an Event of Default; (b) providing information about Tenant or any Transaction Document or the parties thereto to any Mortgagee or prospective mortgagee providing financing secured by Landlord's interest in the Leased Property (or any agent thereof); (c) any situation in which any Recipient is required by Applicable Law or any governmental authority to disclose information (provided that such person uses commercially reasonable efforts to maintain confidentiality of the information disclosed and notifies the Disclosing Party in advance of any such disclosure); (d) providing information to legal counsel to any Recipient in connection with the transactions contemplated by any of the Transaction Documents (if such Recipient informs such counsel of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (e) providing information to independent accountants, auditors or other expert consultants retained by any Recipient (if such Recipient informs such auditors or consultants of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (f) providing information to such Recipient's officers, directors, members, managers and employees (if such Recipient informs such officers, directors, members, managers and employees of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (g) providing information to Affiliates of Recipient and the respective officers, directors, members, managers, employees, investors and lenders of such Affiliates (if such Recipient informs such Affiliates and such other persons of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (h) any information that is in or becomes part of the public domain otherwise than through a wrongful act of any Recipient or any employees or agents thereof or other persons to whom Confidential Information is disclosed under any of clauses (b), (c), (d), (e), (f) and (g) of this Section 10.10; (i) any information that is in the possession of any Recipient prior to receipt thereof from the Disclosing Party or any other person known to any Recipient to be acting on behalf of the Disclosing Party; (j) any information that is independently developed by any Recipient; and (k) any information that is disclosed to any Recipient by a third party that is not known or reasonably suspected by such Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Disclosing Party, with respect to such information. The foregoing terms of this Section 10.10 shall not supersede or limit in any respect the terms and provisions contained in other agreements with respect to Confidential Information between Tenant and Landlord and their respective Affiliates. To the extent that there is a conflict between the terms of this Section 10.10 and the terms of such other agreements regarding Confidential Information the terms of such other agreements shall apply.

10.11 No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person may acquire, own or hold, directly or indirectly, in whole or in part, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, (b) the fee estate in the Site, except as may expressly be stated in a written instrument duly executed and delivered by the appropriate person, or (c) a beneficial interest in Landlord.

10.12 Force Majeure. If either party is in any way delayed or prevented from performing any of its obligations under this Lease (other than the payment of Rent by Tenant) due to any MLA Force Majeure, then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay, interruption or prevention, provided that the affected party shall give such notice to the other within five (5) business days following the commencement of such MLA Force Majeure. An "**MLA Force**

Majeure" shall mean any event circumstance, or combination of events or circumstances (including a fire, act of God, governmental act or failure to act, strike, or labor dispute), that (i) arises after the Commencement Date, (ii) was not caused by and is beyond the reasonable control of the Party claiming the occurrence of a force majeure, (ii) is unavoidable or could not be prevented or overcome by the reasonable efforts and due diligence of the Party claiming the occurrence of a force majeure, and (iii) the Party claiming the occurrence of a force majeure can demonstrate that such event is the cause of a delay in or prevents performance or the meeting of an obligation of such Party under this Lease. Notwithstanding anything in the foregoing to the contrary, in no event shall any of the following constitute an MLA Force Majeure: (i) any labor or manpower shortages; (ii) unavailability, late delivery, failure, breakage or malfunction of equipment or materials unless there is an independent, identifiable MLA Force Majeure causing such condition; (iii) events that affect the cost of equipment or materials; (iv) economic hardship (including lack of money) of any entity or its Affiliates or their respective subcontractors or suppliers; (v) delays in transportation (including delays in clearing customs) other than delays in transportation resulting from closure of roads or other transportation routes by a governmental authority; (vi) any variance in temperature at the Site; (vii) any climactic conditions at the Site that do not materially interfere with the operation of the Facility; (viii) actions of a governmental authority in respect of or in relation to or resulting from Tenant's compliance or non-compliance with Applicable Laws; (ix) any failure by Tenant to obtain or maintain any Project Governmental Approval it is required to obtain or maintain hereunder, unless such failure is solely caused by an MLA Force Majeure; (x) the imposition by a governmental authority of any import tariff, customs duties, price supports or similar taxes or fees, including any change in any Applicable Law that results in, or causes an increase in, or imposition of, any costs, tariffs, duties, quotas, tariff rate quotas, fines, penalties, fees, minimum pricing or other restrictions related to the importation of equipment into the United States; and (xi) any other act, omission, delay, default or failure (financial or otherwise) of a subcontractor or other personnel of Tenant.

ARTICLE 11
LIMITATION OF LIABILITY

11.1 Landlord's Liability. Tenant agrees to look only to Landlord's interest in the Leased Property for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property, funds, or assets of any Landlord Party, any Affiliate thereof, or any director, officer, general partner, shareholder, limited partner, beneficiary, employee, attorney, consultant, contractor or agent of any Landlord Party. If Landlord transfers its interest in the Leased Property, then from and after each such transfer Tenant shall look solely to the interests in the Leased Property of Landlord's transferees for the performance of all of the obligations of Landlord hereunder (or under any related instrument). The obligations of Landlord shall not be binding on any direct or indirect partners (or members, trustees, or beneficiaries) of Landlord or of any successor, individually, but only upon Landlord's or such successor's interest described above. Further, if Landlord is, or one of the parties comprising Landlord is, or the Lease is assigned to, a real estate investment trust ("**REIT**"), the parties acknowledge and agree that the obligations of the REIT hereunder and under all documents delivered pursuant hereto (and all documents to which the Lease may be pursuant) or which give effect to, or amend or supplement, the terms of the Lease are not personally binding upon any trustee thereof, any registered or beneficial holder of units (a "**Unitholder**") or any annuitant under

a plan of which a Unitholder acts as a trustee or carrier, or any officers, employees or agents of the REIT and resort shall not be had to, nor shall recourse or satisfaction be sought from, any of the foregoing or the private property of any of the foregoing.

11.2 Assignment of Rents.

11.2.1 With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property that includes the Leased Property, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such holder shall be treated as having assumed Landlord's obligations hereunder only upon foreclosure of such holder's mortgage and the taking of possession of the Leased Property. In addition, Tenant shall, at Landlord's cost and expense, execute and deliver (or cause to be executed and delivered, as applicable) to Landlord any other commercially reasonable and standard instruments and documents reasonably requested by Landlord in connection with any such assignment, and shall otherwise cooperate reasonably with Landlord in connection with any such assignment at no cost to Tenant.

11.2.2 In no event shall the acquisition of Landlord's interest in the Leased Property by a purchaser that, simultaneously therewith, leases Landlord's entire interest in the Leased Property back to the seller thereof be treated as an assumption by operation of Law or otherwise, of Landlord's obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord's obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord's position shall have been assumed by such purchaser-lessor.

11.2.3 Except as provided in Section 11.2.2, in the event of any transfer of title to the Leased Property by Landlord, the transferring Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder, and Tenant shall only look to any subsequent party becoming Landlord hereunder the same. Tenant hereby agrees to enter into such agreements or instruments as may, from time to time, be requested in confirmation of the foregoing.

(SIGNATURES APPEAR ON NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the day and year first above written.

LANDLORD

MASTRONARDI BEREA LLC, a Delaware limited liability company

DocuSigned by:
By: Paul Mastronardi
F67C93F637C349C...
Name: Paul Mastronardi
Title: President and Chief Executive Officer

TENANT

APPHARVEST BEREA FARM, LLC, a Delaware limited liability company

By: ______________________
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the day and year first above written.

LANDLORD

MASTRONARDI BEREA LLC, a Delaware limited liability company

By: ______________________________
Name:
Title:

TENANT

APPHARVEST BEREA FARM, LLC, a Delaware limited liability company

By: AppHarvest Operations, Inc., a Delaware public benefit corporation

Its: Sole Member

By: /s/ Loren Eggleton

Name: Loren Eggleton
Title: Chief Financial Officer

EXHIBIT A

LEGAL DESCRIPTION OF THE SITE

Being all of that certain tract, containing 40.0 acres, as shown on the Minor Plat of BEREA INDUSTRIAL DEVELOPMENT AUTHORITY, Menelaus Rd./Farristown Industrial Dr., 1000 Farristown Industrial Drive, Berea, Madison County, Kentucky 40403, of record in Plat Book 29, Page 158, in the Madison County Clerk's Office.

Being the same property acquired by Mastronardi Berea LLC, a Delaware limited liability company, by Special Warranty Deed dated December ___, 2022 and recorded simultaneously herewith in Deed Book _____, Page ____, in the Madison County Clerk's Office.

Property address: 1000 Farristown Industrial Road, Berea, Kentucky (Madison County)
Parcel ID No.: 0060-0000-0007-01